EXHIBIT 2.2

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 17th day of November, 2015, by and among Intelligent IT, Inc., a Delaware corporation (“U.S. Purchaser”), Acrodex Inc., an Alberta corporation (“Canadian Purchaser” and, together with U.S. Purchaser, “Purchaser”), PCM, Inc., a Delaware corporation and the ultimate parent of Purchaser (“PCM”), Systemax Inc., a Delaware corporation (“Systemax”), and TigerDirect, Inc., a Florida corporation, TigerDirect CA, Inc., a corporation organized under the laws of Ontario, Canada, Global Gov/Ed Solutions, Inc., a Delaware corporation, Infotel Distributors Inc., a Delaware corporation, Tek Serv Inc., a Delaware corporation, Global Computer Supplies, Inc., a New York corporation, SYX Distribution Inc., a Delaware corporation, SYX Services Inc., a Delaware corporation, SYX North American Tech Holdings, LLC, a Delaware limited liability company, Software Licensing Center, Inc., a Florida corporation, and Pocahontas Corp., a Delaware corporation (individually a “Seller” and collectively “Sellers”). Capitalized terms used but not defined herein are defined on Exhibit A attached hereto and incorporated herein.

RECITALS

WHEREAS, Purchaser desires to purchase from the Sellers, and each Seller desires to sell to Purchaser, the Purchased Assets (defined below), and Purchaser shall assume from Sellers the Assumed Liabilities (defined below), on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.
THE TRANSACTION

1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase (and PCM shall cause Purchaser to purchase) from Sellers, all of Sellers’ right, title and interest in, to and under the assets, properties, goodwill and rights set forth below (collectively, the “Purchased Assets”); provided that, in all instances, U.S. Purchaser shall purchase only those Purchased Assets related to operations in the United States and Canadian Purchaser shall purchase only those Purchased Assets related to operations in Canada:

(a) Leased Real Property. All rights and interests in or to any leaseholds and sub-leaseholds, purchase options, easements or licenses for real property as set forth on Schedule 1.1(a) (the “Leased Real Property”);

(b) Personal Property. All personal property, equipment, office furnishings and furniture, supplies and other tangible personal property (i) located in the facilities which are the subject of the Leased Real Property and Real Property Subleases, (ii) used by the Transferred Employees in connection with their employment with such Seller and (iii) used in the operation and maintenance of all websites, the network and systems of the Business and Purchased Assets (collectively, the “Personal Property”);

(c) Personal Property Leases. All rights in, to and under leases of personal property, equipment, office furnishings and furniture, supplies and other tangible personal property set forth on Schedule 1.1(c) (collectively, the “Personal Property Leases”);

(d) Deposits and Advances. All security and other deposits in respect of any Leased Real Property that is not subject to a Real Property Sublease;

(e) Seller Contracts. All rights in, to and under the Contracts set forth on Schedule 1.1(e) (collectively, “Seller Contracts”), but in all cases excluding any open purchase orders related to such Seller Contracts;

(f) Intellectual Property. All Intellectual Property Rights set forth on Schedule 1.1(f) (collectively, “Seller Intellectual Property”);

(g) Customer Data and Intangible Rights. (a) with respect to the Business, all of Sellers’ interest in and to the customer and prospective customer lists and data (including purchasing history, credit and financing information, contact information and any consents), telephone numbers, facsimile numbers, email addresses, website addresses, social media accounts and similar goodwill and intangible rights; and (b) with respect to Sellers’ consumer customer and prospective customer data and intangible rights used in connection with or generated by the web NATG business in Canada, all of Sellers’ interest in and to the customer and prospective customer lists and data (including purchasing history, credit and financing information , contact information and any consents) and similar goodwill and intangible rights (including, without limitation, customer and prospective customer data of Pocahontas Corp. (f/k/a CircuitCity.com Inc.)); and

(h) Claims. All claims, rights in action, rights to tender claims or demands, whether known or unknown, contingent or non-contingent, to the extent related to proprietary information, trade secrets or other competitive restrictions applicable to the Purchased Assets or the Transferred Employees.

1.2 Excluded Assets. All assets of Sellers not specifically included as Purchased Assets pursuant to Section 1.1 shall not be sold, assigned or transferred pursuant to this Agreement and shall be retained by Sellers, including without limitation, the assets of Sellers set forth on Schedule 1.2 (collectively, the “Excluded Assets”). Purchaser acknowledges and agrees that the Sellers may terminate Seller contracts which are not Purchased Assets other than Seller contracts required to be maintained in order for the parties to perform their respective obligations under this Agreement and the Transaction Agreements.

1.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall assign and Purchaser shall assume (and PCM shall cause Purchaser to assume) the Assumed Liabilities; provided that, in all instances, U.S. Purchaser shall assume only those Assumed Liabilities related to the operations in the United States and Canadian Purchaser shall assume only those Assumed Liabilities related to the operations in Canada. Thereafter, Purchaser shall pay and discharge (and PCM shall cause Purchaser to pay and discharge) all such Assumed Liabilities. For the purposes of this Agreement, the “Assumed Liabilities” shall mean only the following Liabilities of Sellers:

2

(a) Any Liability arising after the Closing Date under the Seller Contracts that have been made available to Purchaser in the VDR, but (i) only to the extent such obligations arise or are to be satisfied after the Closing Date, (ii) only to the extent such obligations do not arise from or relate to any breach by a Seller of any provision of any of such Seller Contracts other than a breach expressly disclosed to Purchaser hereunder on Section 6.5 of the Seller Disclosure Schedule (if any), (iii) only to the extent such obligations do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of such Seller Contracts other than any such potential breach expressly disclosed to Purchaser hereunder on Section 6.5 of the Seller Disclosure Schedule (if any), and (iv) subject to subparts (i), (ii) and (iii) of this subsection, only to the extent such obligations arise under Seller Contracts for which the full text of the Seller Contract has been disclosed (it being understood that if the text of any such Contract has not been disclosed to Purchaser or its Representatives due to confidentiality or other restrictions (it being understood that disclosure limited to Purchaser’s Representatives shall constitute valid disclosure hereunder and any such Seller Contract so disclosed is hereby assumed by Purchaser to the extent made available in the VDR) such Contract shall constitute an Undisclosed Contract and shall be subject to the terms and conditions of Section 1.5(b); and

(b) Liabilities for accrued vacation and paid-time-off of any Transferred Employees who become employees of Purchaser or an Affiliate of Purchaser on or promptly following the Closing Date.

1.4 Excluded Liabilities. Notwithstanding Section 1.3 or any other provision of this Agreement, Purchaser shall not assume and shall not be liable or responsible for any Liability that is not specifically identified as an Assumed Liability (collectively, the “Excluded Liabilities”). As between Purchaser and Sellers, Sellers shall remain bound by and liable for all Excluded Liabilities.

1.5 Non-Assignable Assets; Undisclosed Contracts.

(a) Notwithstanding the foregoing, if any of the Seller Contracts or other Purchased Assets are not assignable or transferable (each, a “Non-Assignable Asset”) without the consent of, or waiver by, a third party (each, an “Assignment Consent”), either as a result of the provisions thereof or applicable Legal Requirements, and any of such Assignment Consents are not obtained by a Seller on or prior to the Closing Date, then with respect to each Non-Assignable Asset, Purchaser shall take all actions necessary to perform the obligations under such Non-Assignable Assets and each Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide Purchaser with all of the benefits of such Non-Assignable Asset as if an appropriate Assignment Consent had been obtained, including, without limitation, by granting sublicenses, conducting business under such Non-Assignable Assets in the name of such Seller for the economic benefit of Purchaser (unless prohibited under the terms of any such Non-Assignable Asset) and establishing other similar arrangements. Each Seller shall use its reasonable commercial efforts to obtain the Assignment Consent as soon as reasonably practicable following the Closing. In such case, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Assignable Assets until the requisite Assignment Consent is provided, at which time such assets shall be deemed Purchased Assets for purposes of this Agreement without any further action by Sellers.

3

(b) If any customer Contract of the Business (excluding any purchase order or web order) or Canadian vendor Contract of the Business was not made available to Purchaser in the VDR (each, an “Undisclosed Contract”), Sellers shall maintain all Undisclosed Contracts for the benefit of Purchaser and not take any action to terminate (or forgo any action which would result in a termination of) any Undisclosed Contract until, with respect to each Undisclosed Contract, Sellers have identified such Undisclosed Contract to Purchaser and provided Purchaser at least ten days following such identification to elect to treat such Undisclosed Contract as a Seller Contract hereunder, including as an Assumed Liability (measured from the date of Purchaser’s election), which assumption by Purchaser as an Assumed Liability may be limited solely to the Undisclosed Contract’s application to the Business.

1.6 Certain Purchased Asset and Assumed Liability Transfers.

(a) Notwithstanding anything in the Purchase Agreement to the contrary, title to the following Purchased Assets shall not be transferred to Purchaser on the Closing Date, but shall instead be transferred to Purchaser on the earlier to occur of (i) the completion of Seller’s Inventory Liquidation, or (ii) February 15, 2016 (the “Website Cutover Date”):

(i) The URL www.TigerDirect.com and all URLs used in connection with the operation of the TigerDirect website; the URL www.tigerdirect.ca, and all URLs used in connection with the operation of the TigerDirect.ca website; the URL www.globalcomputer.com and all URLs used in connection with the operation of the Global Computer website; the URL www.infoteldistributors.com and all URLs used in connection with the operation of the Infotel website; and the URL www.globalgoved.com and all URLs used in connection with the operation of the Global Gov Ed website (collectively, the “Continued Websites”);

(ii) all software related to the Continued Websites; and

(iii) the Cutover Contracts set forth on Schedule 1.1(e) of the Purchase Agreement.

(b) Notwithstanding anything in the Purchase Agreement to the contrary, the Cutover Contracts shall not be assumed by Purchaser on the Closing Date, but shall instead be assumed by Purchaser on the Website Cutover Date. Any Liability arising after the Website Cutover Date under the Cutover Contracts that have been made available to Purchaser in the VDR shall be an Assumed Liability, but (i) only to the extent such obligations arise or are to be satisfied after the Website Cutover Date, (ii) only to the extent such obligations do not arise from or relate to any breach by a Seller of any provision of any of such Cutover Contract other than a breach expressly disclosed to Purchaser hereunder on Section 6.5 of the Seller Disclosure Schedule (if any), (iii) only to the extent such obligations do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Website Cutover Date that, with notice or lapse of time, would constitute or result in a breach of any of such Cutover Contracts other than any such potential breach expressly disclosed to Purchaser hereunder on Section 6.5 of the Seller Disclosure Schedule (if any), and (iv) subject to subparts (i), (ii) and (iii) of this subsection, only to the extent such obligations arise under Cutover Contracts for which the full text of the Cutover Contract has been disclosed (it being understood that if the text of any such Cutover Contract has not been disclosed to Purchaser or its Representatives due to confidentiality or other restrictions (it being understood that disclosure limited to Purchaser’s Representatives shall constitute valid disclosure hereunder and any such Cutover Contract so disclosed is hereby assumed by Purchaser to the extent made available in the VDR) such Cutover Contract shall constitute an Undisclosed Contract and shall be subject to the terms and conditions of Section 1.5(b).

4

ARTICLE 2.
CONSIDERATION FOR TRANSFER

2.1 Purchase Price. As full consideration for the sale, assignment, transfer and delivery of the Purchased Assets by Sellers to Purchaser and the other agreements set forth herein, Purchaser and PCM, jointly and severally, shall pay to Sellers an aggregate amount of $14,000,000 (the “Purchase Price”).

2.2 Allocation of Purchase Price. Purchaser shall deliver to Systemax an allocation of the Purchase Price, including amounts treated as Liabilities for Tax purposes (amongst the Purchased Assets and for the other agreements set forth herein) within 90 days following the Closing Date (the “Allocation Schedule”). The Allocation Schedule to be delivered by Purchaser is intended to comply with the requirements of Section 1060 of the Code. If Systemax notifies Purchaser in writing that it objects to one or more items reflected in the Allocation Schedule, Systemax and Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if Systemax and Purchaser are unable to resolve any dispute with respect to the Allocation Schedule within 60 days following Purchaser’s delivery of the Allocation Schedule to Systemax, such dispute shall be resolved by KPMG LLP (the “Independent Accounting Firm”). The fees and expenses of such Independent Accounting Firm shall be borne equally by Systemax and Purchaser. The parties covenant and agree that (i) such Allocation Schedule will be determined in an arm’s length negotiation and none of the parties shall take a position on any Tax Return (including IRS Form 8594), before any Tax Authority or in any Proceeding that is in any way inconsistent with such Allocation Schedule without the written consent of the other parties to this Agreement or unless specifically required pursuant to a determination by an applicable Tax Authority; (ii) they shall cooperate with each other in connection with the preparation, execution and filing of all Tax Returns related to such Allocation Schedule; and (iii) they shall promptly advise each other regarding the existence of any Tax audit or Proceeding related to such Allocation Schedule.

ARTICLE 3.
CLOSING; CONDITIONS

3.1 Closing; Time and Place. The closing of the Transaction (the “Closing”) shall occur remotely via the electronic exchange of signature pages on the later of (i) December 1, 2015, or (ii) the third Business Day after the day on which all of the conditions to closing set forth in this ARTICLE 3 are satisfied or waived (other than conditions that are intended to be satisfied at the Closing), or at such other date, time or place as the parties may agree (the “Closing Date”). The Closing shall be effective as of the Effective Time.

5

3.2 Purchaser’s Conditions. Purchaser’s and PCM’s obligation to consummate the Transaction, and to take the other actions required to be taken by Purchaser at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part, in writing):

(a) Performance. Each of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(b) Accuracy of Representations and Warranties. Sellers’ representations and warranties in this Agreement must be accurate as of the Closing Date as if made on the Closing Date (except representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except for any inaccuracies which, individually or in the aggregate, would not have a Material Adverse Effect.

(c) No Proceedings. There must not have been commenced or threatened against Purchaser, or against any Affiliate of Purchaser, any Proceeding by a Governmental Authority (i) involving any challenge to, or seeking Damages or other relief in connection with, the Transaction, or (ii) that may have the effect of preventing, making illegal or otherwise materially interfering with the Transaction.

(d) Material Adverse Effect. There shall not have been a Material Adverse Effect.

(e) Deliveries. Sellers shall deliver the following items, duly executed by Sellers, as applicable, all of which shall be in a form and substance reasonably acceptable to Purchaser and Purchaser’s counsel:

(i) A General Assignment and Bill of Sale covering all of the applicable Purchased Assets, substantially in the form attached hereto as Exhibit B (the “General Assignment and Bill of Sale”);

(ii) An Assignment and Assumption Agreement, covering all of the Assumed Liabilities, substantially in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”);

(iii) A Noncompetition Agreement between Purchaser and Systemax, substantially in the form attached hereto as Exhibit D (the “Noncompetition Agreement”);

(iv) Complete and correct copies of all written Seller Contracts;

(v) Release letters from creditors of any Seller, together with UCC termination statements with respect to any financing statements filed against any of the Purchased Assets, terminating all Encumbrances (including Tax liens) other than Permitted Encumbrances on any of the Purchased Assets;

6

(vi) All Customer Data in a reasonably accessible electronic file format transferred via FTP;

(vii) Subleases between a Purchaser and a Seller in substantially the forms attached hereto as Exhibits E-1 through E-7 (collectively, the “Real Property Subleases”);

(viii) The Transition Service Agreement among Purchaser and SYX Distribution Inc., SYX Services Inc., SYX Services Private LTD, Systemax Global Solutions, Systemax Inc. and TigerDirect, Inc., in substantially the form attached hereto as Exhibit F (the “Transition Services Agreement”);

(ix) Certificates executed on behalf of each Seller by its President or its Chief Executive Officer, certifying the matters in Sections 3.2(a) and 3.2(b);

(x) Trademark assignment domain name transfer agreements, to effect the transfer and assignment of the Seller Intellectual Property, in forms mutually agreeable to Sellers and Purchaser (the “IP Assignment Agreements”);

(xi) Certificates from the Secretary of State of Delaware, Florida or New York, as applicable, dated no earlier than the fifth Business Day prior to the Closing Date, as to the good standing of each Seller other than TigerDirect CA, Inc.;

(xii) A certificate of status from the Ministry of Government Services of the Province of Ontario, dated no earlier than the fifth Business Day prior to the Closing Date, as to the good standing of TigerDirect CA, Inc.;

(xiii) A completed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury regulations and IRS Form W-9 from each Seller;

(xiv) Executed (but unfiled) certificates of amendment to the certificates of incorporation or other organizational documents of each Seller, as applicable, changing their respective names to names dissimilar to trade names constituting Purchased Assets (including, without limitation, the names “Tiger” and “Global Computer”), and executed (but unfiled) amendments to names consistent with the preceding in the states or provinces where a Seller is qualified to do business or has any pending application(s) to so qualify, all of which shall be filed by Sellers promptly following the Closing;

(xv) a Purchase Certificate issued by the Ontario Workplace Safety and Insurance Board (“WSIB”) in respect of the Business, confirming that as at the Effective Time, the WSIB has no claim against the Sellers for which the Purchaser will be or could be liable in respect of any amounts payable pursuant to the relevant workers compensation legislation in respect of the Business; and

(xvi) Such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to transfer the Purchased Assets and Assumed Liabilities in accordance with the terms hereof and consummate the Transaction, and to vest in Purchaser and its successors and assigns full, complete, absolute, legal and equitable title to the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).

7

3.3 Sellers’ Conditions. Sellers obligation to consummate the Transaction, and to take the other actions required to be taken by Sellers at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers in whole or in part, in writing):

(a) Performance. Each of the covenants and obligations that Purchaser or PCM is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(b) Accuracy of Representations and Warranties. Each of Purchaser’s and PCM’s representations and warranties in this Agreement must be accurate (i) in all respects (in the case of any representation or warranty qualified by materiality or a similar term); or (ii) in all material respects (in the case of any representation or warranty not qualified by materiality or a similar term), in each case as of the Closing Date (except representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date).

(c) No Proceedings. There must not have been commenced or threatened against Systemax or any Seller any Proceeding by a Governmental Authority (i) involving any challenge to, or seeking Damages or other relief in connection with, the Transaction, or (ii) that may have the effect of preventing, making illegal or otherwise materially interfering with the Transaction.

(d) Deliveries. Purchaser shall deliver, and PCM shall cause Purchaser to deliver, the following items, duly executed by Purchaser, as applicable, all of which shall be in a form and substance reasonably acceptable to Sellers and Sellers’ counsel:

(i) Wire transfers to the accounts designated by Sellers in the aggregate amount of the Purchase Price;

(ii) The Assignment and Assumption Agreement;

(iii) The Noncompetition Agreement;

(iv) The Real Property Subleases;

(v) The IP Assignment Agreements;

(vi) The Transition Service Agreement;

(vii) A certificate executed on behalf of Purchaser by its President or Chief Executive Officer certifying the matters in Sections 3.3(a) and 3.3(b); and

(viii) Such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to transfer the Purchased Assets and Assumed Liabilities in accordance with the terms hereof and consummate the Transaction, and to cause Purchaser and its successors and assigns to assume full responsibility and liability for the Assumed Liabilities.

8

ARTICLE 4.
PRE-CLOSING COVENANTS

4.1 Sellers’ Conduct of the Business Prior to Closing. From the date of this Agreement until the Closing Date, except as provided on Schedule 4.1 or in this Agreement, Sellers shall, and shall cause their respective officers, directors, employees and agents, to use reasonable commercial efforts (without any requirement to pay additional compensation) to keep intact and preserve all rights in respect of the Purchased Assets and the Transferred Employees.

4.2 Restrictions on Sellers’ Conduct of the Business Prior to Closing. From the date of this Agreement until the Closing Date, except as provided on Schedule 4.2, Sellers shall not, and shall cause their respective officers, directors and employees, not to:

(a) Enter into, create, voluntarily incur or assume any borrowings under capital leases that are included in the Purchased Assets;

(b) Sell, transfer, lease, license or otherwise encumber any of the Purchased Assets, except for Encumbrances provided under existing lender security arrangements arising in the ordinary course of business;

(c) Violate, terminate or amend any Seller Contract;

(d) Commence a Proceeding with respect to the Purchased Assets or Assumed Liabilities other than for injunctive relief on the grounds that a Seller has suffered immediate and irreparable harm not compensable in money damages if Sellers have obtained the prior written consent of Purchaser, such consent not to be unreasonably withheld, unless such Proceeding is against Purchaser, in which case Purchaser consent is not required;

(e) Fail to use reasonable commercial efforts to maintain the Purchased Assets in good repair, order and condition, reasonable wear and tear excepted; or

(f) Enter into any Contract or agree, in writing or otherwise, to take any of the actions described in Section 4.2(a) through (e) above, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder.

4.3 No Solicitation. Until the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to its terms, Systemax shall not, and shall cause its Affiliates (including Sellers) and Representatives not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of furnishing information regarding the Business or the Purchased Assets or Assumed Liabilities) any inquiries, or make any statements to third parties which may reasonably be expected to lead to any proposal concerning the sale of the Business or the Purchased Assets or Assumed Liabilities (whether by way of merger, purchase of capital shares, purchase of assets or otherwise) (a “Competing Transaction”); or (ii) hold any discussions or enter into any agreements with, or provide any information or respond to, any third party concerning a proposed Competing Transaction or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate or encourage any effort or attempt by any third party to do or seek any of the foregoing. If at any time prior to the earlier of (x) the Closing and (y) the termination of this Agreement pursuant to its terms, Systemax or any of its Representatives are approached in any manner by a third party concerning a Competing Transaction (a “Competing Party”), Systemax shall promptly inform Purchaser regarding such contact and furnish Purchaser with a copy of any inquiry or proposal, or, if not in writing, a description thereof, including the name of such Competing Party, and Sellers shall keep Purchaser informed of the status and details of any future notices, requests, correspondence or communications related thereto.

9

4.4 Certain Notifications.

(a) From the date hereof through the Closing, upon Purchaser’s reasonable request, Systemax shall confer during normal business hours with one or more designated Representatives of Purchaser to report material operational matters and the general status of on-going operations of the Business. Systemax shall promptly notify Purchaser of any known material change in respect of the Purchased Assets and shall keep Purchaser fully informed of such events. Except for matters described on Schedules 4.1 or 4.2, from the date of this Agreement until the Closing, Systemax shall promptly notify Purchaser in writing regarding any:

(i) Any circumstance or event known to Systemax or any Seller that could reasonably be expected to have a Material Adverse Effect;

(ii) Fact, circumstance, event, or action known by Systemax or any Seller (i) which, if known on the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or (ii) the existence, occurrence, or taking of which would result in any of the representations and warranties of Sellers contained in this Agreement or in any Transaction Agreement not being true and correct when made or at Closing;

(iii) Breach of any covenant or obligation of any Seller hereunder; or

(iv) Circumstance or event which will result in, or could reasonably be expected to result in, the failure of any Seller to timely satisfy any of the closing conditions specified in this Agreement.

(b) From the date of this Agreement until the Closing, Purchaser shall promptly notify Systemax in writing regarding any:

(i) Fact, circumstance, event, or action known by Purchaser (i) which, if known on the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or (ii) the existence, occurrence, or taking of which would result in any of the representations and warranties of Purchaser or PCM contained in this Agreement or in any Transaction Agreement not being true and correct when made or at Closing;

(ii) Breach of any covenant or obligation of Purchaser or PCM hereunder; or

10

(iii) Circumstance or event which will result in, or could reasonably be expected to result in, the failure of Purchaser or PCM to timely satisfy any of the closing conditions specified in this Agreement.

4.5 Updating the Seller Disclosure Schedule. If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.4 would require a change to the Seller Disclosure Schedule if the Seller Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Systemax shall promptly deliver to Purchaser an update to the Seller Disclosure Schedule specifying such change and shall use its reasonable commercial efforts to remedy same, as applicable, to the extent susceptible of remedy; provided, however, that no such update shall be deemed to supplement or amend the Seller Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties of Sellers in this Agreement or (ii) determining whether any of the closing conditions set forth in ARTICLE 3 have been satisfied.

4.6 Access to Information.

(a) From the date of this Agreement until the Closing, Systemax shall (i) permit Purchaser and its Representatives upon reasonable prior request to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Sellers, to all premises, properties, personnel, Persons having business relationships with Sellers related to the Purchased Assets, books, records (including Tax records), contracts, and documents of or pertaining to the Purchased Assets; (ii) furnish Purchaser with all financial, operating and other data and information related to the Business (including copies thereof), as Purchaser may reasonably request; and (iii) otherwise cooperate and assist, to the extent reasonably requested by Purchaser, with Purchaser’s investigation of the Business, the Purchased Assets and the Assumed Liabilities; in each of the foregoing cases to the extent related to the Business, the Purchased Assets or the Assumed Liabilities. Notwithstanding the foregoing, Purchaser shall not contact directly or indirectly any Systemax or Seller Representatives nor any suppliers, licensees, customers and distributors of or to the Business, other than Larry Reinhold, Tex Clark, Eric Lerner or Martin Wolf), without the prior consent of Larry Reinhold. No information or knowledge obtained in any investigation pursuant to this Section 4.6 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

(b) In furtherance of the foregoing, Systemax shall, and shall cause its Representatives and Affiliates to, at Purchaser’s expense, use commercially reasonable efforts to assist Purchaser, PCM and their respective Representatives and Affiliates with the preparation of audited financial statements of the Business as may be required by Regulation S-K and Regulation S-X under the Securities Act of 1933, as amended, to be filed by PCM with the Securities and Exchange Commission in connection with or as a result of the Transaction.

4.7 Reasonable Commercial Efforts. From the date of this Agreement until the Closing, each of Systemax and Sellers on the one hand, and PCM and Purchaser on the other hand, shall use their respective reasonable commercial efforts to cause to be fulfilled and satisfied all of the other party’s conditions to Closing set forth in ARTICLE 3.

11

4.8 Purchaser Replacement Guaranties. In connection with Sellers obtaining the consents for the assignment of the Leased Real Property (or consent to sublease pursuant to the Real Property Subleases), Purchaser or PCM shall provide replacement guaranties in form and substance similar to the guaranties being terminated by Sellers and otherwise satisfactory to the respective landlords. No Seller shall terminate any such guaranty prior to the valid assignment of the Leased Real Property to Purchaser (or prior to receiving consent to sublease pursuant to the Real Property Subleases).

ARTICLE 5.
TERMINATION

5.1 Circumstances for Termination. At any time prior to the Closing, this Agreement may be terminated by written notice explaining the reason for such termination (without prejudice to other remedies which may be available to the parties under this Agreement or pursuant to any Legal Requirement):

(a) by the mutual written consent of Purchaser and Seller;

(b) by Purchaser if (i) Sellers have not satisfied all of the closing conditions set forth in Section 3.2 hereof prior to December 31, 2015 (the “Drop Dead Date”), and (ii) neither Purchaser nor PCM is, on the date of termination, in material breach of any material provision of this Agreement; or

(c) by Sellers if (i) Purchaser has not satisfied all of the closing conditions set forth in Section 3.3 hereof on or prior to the Drop Dead Date, and (ii) Sellers are not, on the date of termination, in material breach of any material provision of this Agreement.

5.2 Effect of Termination. If this Agreement is terminated in accordance with Section 5.1, all obligations of the parties hereunder after the date of such termination shall terminate; provided, however, that nothing herein shall relieve any party from Liability for the pre-termination breach of any of its covenants or agreements set forth in this Agreement.

ARTICLE 6.
REPRESENTATIONS AND WARRANTIES OF SELLERs

Subject to Section 11.9, except as disclosed in any publicly available current, quarterly or annual report filed by Systemax with the Securities and Exchange Commission since January 1, 2015 and before the date of this Agreement (the “SEC Filings”), or as specifically set forth on Schedule 6 (the “Seller Disclosure Schedule”) attached to this Agreement, Sellers, jointly and severally, hereby represent and warrant as of the date of this Agreement and as of the Closing Date (without limiting any other representations or warranties made by Sellers in this Agreement or any other Transaction Agreement) to Purchaser and PCM as follows, and Sellers agree and acknowledge that each of Purchaser and PCM is relying upon the representations and warranties in connection with the Transaction:

6.1 Organization, Good Standing, Qualification. Each Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) is duly qualified, licensed or registered to conduct business and is in corporate and Tax good standing under the laws of each jurisdiction in which the operation of the Purchased Assets, the employment of its employees or the ownership or leasing of its properties (including the Leased Real Property and the Personal Property) requires such qualification, license or registration; and (iii) has full corporate power and authority required to own, lease and operate its assets and to carry on its business (including the Business) as now being conducted, except with respect to clause (ii) where the absence thereof would not have a Material Adverse Effect. Section 6.1 of the Seller Disclosure Schedule sets forth each jurisdiction in which each Seller is qualified, licensed or registered to conduct business as a foreign organization. Systemax (i) is a corporation duly organized, validly existing and in good standing under the laws of Delaware, (ii) is duly qualified, licensed or registered to conduct business and is in Tax good standing under the laws of each jurisdiction in which the operation of its business, the employment of its employees or the ownership or leasing of its properties requires such qualification, and (iii) has full corporate power and authority required to own, lease and operate its assets and to carry on its business (including the Business) as now being conducted, except with respect to clauses (ii) where the absence thereof would not have a Material Adverse Effect.

12

6.2 Charter Documents

(a) Systemax has delivered to Purchaser accurate, correct and complete copies of (i) the certificate of incorporation, bylaws and other organizational documents, if any, of each Seller, including all amendments thereto, as presently in effect; and (ii) copies of all books of account and other financial records of the Business.

(b) No Seller is in violation of any of the provisions of its certificate of incorporation, bylaws, other organizational documents, if any, or resolutions adopted by its board of directors or equity holders, and no condition or circumstance exists that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

6.3 Authority; Binding Nature of Agreements. This Agreement has been duly and validly executed and delivered by Systemax and each Seller. Each of this Agreement and the other Transaction Agreements to which it is a party constitutes the legal, valid and binding obligation of Systemax and each Seller, as applicable, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Legal Requirements and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

6.4 No Conflicts; Consents. Except as set forth on Section 6.4 of the Seller Disclosure Schedule, the execution, delivery and performance by Sellers and Systemax of this Agreement or any other Transaction Agreement to which it is a party does not and will not (with or without notice or lapse of time):

(a) contravene, violate or result in any breach of (i) any of the provisions of any Seller’s or Systemax’s certificate of incorporation, bylaws or other organizational documents, if any; (ii) the corporate resolutions of any Seller or Systemax; (iii) any of the terms or requirements of any Governmental Approval held by a Seller or Systemax or that otherwise relates to the Business or any of the Purchased Assets or Assumed Liabilities, assuming compliance with the matters and actions required hereunder with respect thereto including as set forth in Section 6.4(e) and assuming Purchaser’s compliance with the matters and actions required under Section 7.3; or (iv) any provision of any Purchased Contract; except with respect to clauses (iii) and (iv) where such contravention, violation or breach would not have a Material Adverse Effect;

13

(b) assuming compliance by Sellers with the matters and actions required hereunder with respect thereto including as set forth in Section 6.4(e) and by Purchaser with respect to the matters and actions required hereunder with respect thereto including as set forth in Section 7.3, give any Governmental Authority or other Person the right to (i) challenge the Transaction; (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which any Seller, Systemax or any of the Purchased Assets or Assumed Liabilities, is subject; (iii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any Purchased Contract; or (iv) revoke, suspend or modify any Governmental Approval; in each such case except as would not have a Material Adverse Effect;

(c) cause any Seller or Purchaser to become subject to, or to become liable for the payment of, any Tax, or cause any of the Purchased Assets to be reassessed or revalued by any Tax Authority or other Governmental Authority;

(d) result in the imposition or creation of any material Encumbrance upon or with respect to any of the Purchased Assets; or

(e) require a Seller to obtain any Consent or make or deliver any filing or notice to a Governmental Authority, other than (i) compliance with any applicable requirements of the Exchange Act and any other state, provincial or federal securities laws, (ii) compliance with any applicable requirements of the New York Stock Exchange, and (iii) any actions or filings the absence of which would not have a Material Adverse Effect.

6.5 Material Contracts.

(a) Other than (x) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the 1933 Act) filed or incorporated by reference as an exhibit to the SEC Filings, (y) any Excluded Asset, Section 6.5 of the Seller Disclosure Schedule sets forth an accurate, correct and complete list of all Contracts related to the Business to which any of the descriptions set forth below may apply:

(i) Personal Property Leases, any Contract for Leased Real Property, Contracts affecting any Seller Intellectual Property and material Governmental Approvals;

(ii) Any Contract obligating a Seller to sell or deliver any product or service at a price which does not cover the cost (including labor, materials and production overhead (but taking into account vendor funding and/or back end rebates)) plus the customary profit margin associated with such product or service;

(iii) Any Contract relating to any royalty arrangement;

14

(iv) Any Contract (other than customer purchase orders) with a Business customer generating revenues in excess of $50,000 in the past 12 months; and

(v) Any proposed arrangement of a type that, if entered into, would be a Contract described in any of (i) through (iv) above.

(b) Sellers have made available in the VDR accurate, correct and complete copies of all Purchased Contracts (or written summaries of the material terms thereof, if not in writing), including all amendments, supplements, modifications and waivers thereof.

(c) Each Purchased Contract is currently valid and in full force and effect, and is enforceable by the applicable Seller in accordance with its terms.

(d) No Seller nor, to the Knowledge of Sellers, any third party, is in default under any Purchased Contract, except for any default that would not have a Material Adverse Effect. To the Knowledge of Sellers, no breaches of Seller Contracts by any Seller would, in the aggregate, have a Material Adverse Effect. No event has occurred, and, to the Knowledge of Sellers, no circumstance or condition exists, that might (with or without notice or lapse of time) (a) result in a violation or breach of any of the provisions of any Purchased Contract; (b) give any Person the right to declare a default or exercise any remedy under any Purchased Contract; (c) give any Person the right to accelerate the maturity or performance of any Purchased Contract, or to cancel, terminate or modify any Purchased Contract; or (d) otherwise have a Material Adverse Effect in connection with any Purchased Contract, except in any of the foregoing cases as would not have a Material Adverse Effect. No Seller has waived any of its rights under any Purchased Contract.

(e) To the Knowledge of Sellers, each Person against which a Seller has or may acquire any rights under any Purchased Contract is able to satisfy such Person’s material obligations and liabilities to such Seller.

(f) The performance of the Purchased Contracts will not result in any violation of or failure by any Seller to comply with any Legal Requirement.

6.6 Customers. Section 6.6 of the Seller Disclosure Schedule sets forth a true and correct list of the 25 largest customers of the Business by dollar amount as of (i) December 31, 2014; and (ii) September 30, 2015. To the Knowledge of Sellers, no such customer plans to terminate its relationship with the Business or reduce the amount of business conducted with the Business.

6.7 Title; Condition of Assets.

(a) The applicable Seller has good and marketable title to, is the exclusive legal and equitable owner of and has the unrestricted power and right to sell, assign and deliver the Purchased Assets (except as set forth on Section 6.4, Section 6.7 or Section 6.9 of the Seller Disclosure Schedule). The Purchased Assets are free and clear of all Encumbrances of any kind or nature except as set forth on Section 6.7 of the Seller Disclosure Schedule and other than Permitted Encumbrances. Upon Closing, Purchaser will acquire exclusive, good and marketable title or license to or a valid leasehold interest in (as the case may be) the Purchased Assets and no restrictions will exist on Purchaser’s right to resell, license or sublicense any of the Purchased Assets or Assumed Liabilities or engage in the Business consistent with its operation prior to Closing (except as set forth on Section 6.7 of the Seller Disclosure Schedule).

15

(b) The tangible Purchased Assets are (i) in good operating condition and repair, ordinary wear and tear excepted; (ii) suitable and adequate for continued use in the manner in which they are presently being used; and (iii) adequate to meet all present requirements of the Business.

6.8 Real Property.

(a) Section 6.8 of the Seller Disclosure Schedule sets forth an accurate, correct and complete list of each lease or license pursuant to which Sellers lease or license the use of any real property used in the Business. Sellers have good and valid leasehold interest in the Leased Real Property and are in possession of the Leased Real Property purported to be leased or licensed under the corresponding lease Contract.

(b) Sellers do not currently own, and have not in the past five years owned, any real or immovable property used in the operation of the Business, other than as described on Section 6.8 of the Seller Disclosure Schedule (which property was sold in 2014).

6.9 Intellectual Property. Except as set forth on Section 6.9 of the Seller Disclosure Schedule, Schedule 1.2 or where the absence of which would not have a Material Adverse Effect, and subject to Permitted Encumbrances:

(a) In the past 5 years, no Seller has used any Intellectual Property Rights material to the conduct of the Business other than (i) licenses contained in vendor marketing agreements entered into in the ordinary course of business, (ii) licenses used to service PCS, (iii) web content/web services agreements entered into in the ordinary course of business, and (iv) Intellectual Property Rights listed on Section 6.9 of the Seller Disclosure Schedule. Sellers (i) own, beneficially (and with respect to Seller Intellectual Property that is Registered Intellectual Property, of record), and hold the entire right, title and interest in and to the Seller Intellectual Property, free and clear of any Encumbrance except Permitted Encumbrances; and (ii) own beneficially the Trade Secrets and confidential business information included in the Seller Intellectual Property and Customer Data, free and clear of any Encumbrance; and upon the consummation of the assignment and transfer provided for herein, Sellers will have assigned and transferred to Purchaser all their right, title and interest in and to such Seller Intellectual Property and Customer Data free and clear of any Encumbrance except Permitted Encumbrances. To the Knowledge of the Sellers, the Seller Intellectual Property does not infringe any rights of any nature whatsoever of others. No Proceeding is pending in which any Seller is named as a party, or, to the Knowledge of Sellers, has been threatened in writing against a Seller, nor has any claim been asserted or threatened in writing (by or against a Seller), which involves any Intellectual Property Rights of or used by Sellers. No Seller is the subject of any judgment, Order, writ, injunction or decree of any court or Governmental Authority, or any arbitrator, nor has any Seller entered into, nor is it a party to, any Contract (other than as listed on Section 6.9 of the Seller Disclosure Schedule) which restricts or impairs the use of any of Seller Intellectual Property or Customer Data.

16

6.10 Employees and Consultants. Except as set forth on Section 6.10 of the Seller Disclosure Schedule:

(a) No Transferred Employee (as defined in Section 9.1) has been granted the right to continued employment by such Seller or to any material compensation following termination of employment with such Seller except for Canadian employees, none of whom have contractual entitlements on termination other than the right to reasonable notice at common law. As of the date hereof, to the Knowledge of any Seller, and other than as contemplated by this Agreement, no Transferred Employee intends to terminate his or her employment or other engagement with such Seller, nor does such Seller have a present intention to terminate the employment or engagement of any such Person. Section 6.10 of the Seller Disclosure Schedule sets forth an accurate, correct and complete list as of the date hereof of all (i) Transferred Employees, including each Transferred Employee’s name, title or position, present annual compensation (including bonuses, commissions and deferred compensation, as well as severance payments, termination pay and other special compensation of any kind paid to, accrued with respect to, or that would be payable to (in whole or in part, whether with or without the passage of time) such Transferred Employee), accrued and unused paid vacation and other paid time off, including accrued overtime entitlements (as of September 30, 2015), status as full-time or part-time, location of employment, years of service, interests in any incentive compensation plan, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a Contract or otherwise) and (ii) individuals who are currently performing services for Sellers related to the Business who are classified as “consultants” or “independent contractors” and who are set forth on Schedule 9.1(a). Section 6.10 of the Seller Disclosure Schedule sets forth all (i) increases in any such Transferred Employee’s wage or salary since January 1, 2015 and (ii) increases or changes in any other benefits or insurance collectively provided to any such Transferred Employees since January 1, 2015. No Transferred Employee is eligible for payments that would constitute “parachute payments” under Section 280G of the Code.

(b) There are no material claims, disputes or controversies pending or, to the Knowledge of Sellers, threatened involving any Transferred Employee or group of Transferred Employees, other than routine human resources disputes, controversies or claims (including worker’s compensation claims) involving Transferred Employees where the potential exposure to a Seller is less than $10,000. No Seller has suffered or sustained any work stoppage and no such work stoppage is threatened.

(c) No Transferred Employee (other than with respect to employees employed in Canada, pursuant to requirements of Canadian statutory or common law) has any enforceable agreement as to length of notice or severance payment required to terminate his or her employment.

(d) Each independent contractor or consultant of any Seller who provides service to the Business has been properly classified by such Seller as an independent contractor, and since January 1, 2010, no Seller has received any notice from any Governmental Authority disputing such classification.

17

(e) All amounts due or accrued for all salary, wages, bonuses, commissions, paid vacation or other paid leave to Transferred Employees, and all other benefits under the Employee Benefit Plans, have either been paid or are accurately reflected in the Sellers’ books and records.

(f) Each Seller has materially complied with all Legal Requirements related to the employment of its Transferred Employees, including provisions related to wages, hours, leaves of absence, equal opportunity, pay equity, employment equity, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes.

(g) No Seller has any collective bargaining agreements with any of its employees. Within the past three years, there has been no labor union organizing or election activity pending or, to the Knowledge of Sellers, threatened with respect to any Seller.

(h) There is no collective agreement in force with respect to the Business or the Transferred Employees nor is there any Contract with any employee association in respect of the Business or the Transferred Employees. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Transferred Employees or has applied or, to the Knowledge of Sellers, threatened to apply to be certified as the bargaining agent of the Transferred Employees. No Seller has, and no Seller is, engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the Knowledge of Sellers, threatened against Sellers pursuant to applicable labour legislation except as disclosed on Schedule 6.12 or Schedule 6.14 of the Seller Disclosure Schedule or for immaterial employee grievance matters arising in the ordinary course of business.

(i) No trade union has applied to have a Seller declared a common or related employer pursuant to applicable labour legislation in any jurisdiction in which a Seller carries on business.

(j) There are no outstanding assessments or other amounts due or owing pursuant to any workplace safety and insurance legislation and no Seller has been reassessed in any material respect under such legislation during the past four years and, to the Knowledge of Sellers, no audit of the Business is currently being performed pursuant to any applicable workplace safety and insurance legislation. Sellers have provided to the Purchaser all orders and inspection reports under applicable occupational health and safety legislation (“OHSA”) relating to the Business received in the past three years. There are no charges pending under OHSA in respect of the Business. Sellers have complied in all material respects with any orders issued under OHSA in respect of the Business and there are no appeals of any orders under OHSA currently outstanding.

6.11 Employee Benefit Plans. Systemax’s and Seller’s Employee Benefit Plans have been maintained in all material respects in accordance with their terms and all applicable Legal Requirements. None of the Sellers nor any Member of the Controlled Group maintains or contributes to, or has ever maintained or contributed to, any Defined Benefit Plan or Multiemployer Plan. No Employee Benefit Plan is or is intended to be a “registered pension plan”, “deferred profit sharing plan”, a “registered retirement savings plan”, a “retirement compensation arrangement” or a “tax-free savings account” as such terms are defined in the Income Tax Act (Canada). None of the Employee Benefit Plans provide for retiree or post-termination benefits or for benefits to retired or terminated employees or to the beneficiaries or dependents of retired or terminated employees. Nothing contained in any of the Employee Benefit Plans will obligate Purchaser to provide any benefits to employees, former employees or beneficiaries of employees or former employees, or to make any contributions to any plans from and after the Closing, or could subject Purchaser, directly or indirectly, to any Liability, contingent or otherwise, with respect to any Employee Benefit Plan.

18

6.12 Compliance with Laws.

(a) Sellers are and at all times in the past five years have been, in compliance with each Legal Requirement that is applicable to the Business, any Purchased Assets or any Assumed Liabilities, other than as would not have a Material Adverse Effect, and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure to comply with, any such Legal Requirement, other than as would not have a Material Adverse Effect. No Seller has received any notice from any third party regarding any actual, alleged or potential violation of any such Legal Requirement that has not been finally resolved prior to the date hereof.

(b) To the Knowledge of Sellers, no Governmental Authority has proposed or is considering any Legal Requirement that may affect the Business, the Purchased Assets or the Assumed Liabilities, or Sellers’ rights thereto, except to the extent that any such Legal Requirement, if adopted or otherwise put into effect, individually or in the aggregate, will not have a Material Adverse Effect.

6.13 Governmental Approvals.

(a) Sellers have all material Governmental Approvals that are necessary in connection with Sellers’ ownership and use of the Purchased Assets and Sellers’ operation of the Business, except for any the absence of which would not have a Material Adverse Effect. With respect to the Business, Sellers have made all filings with, and given all notifications to, all Government Authorities as required by all applicable material Legal Requirements, except for any the absence of which would not have a Material Adverse Effect. Each such material Governmental Approval, filing and notification is valid and in full force and effect, and there is not pending or, to the Knowledge of Sellers, threatened any Proceeding which could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such material Governmental Approval, filing or notification. No violations have been recorded in respect of any such material Governmental Approvals, and to the Knowledge of Sellers, there is no meritorious basis therefor. No fines or penalties are due and payable in respect of any such material Governmental Approval or any violation thereof.

(b) Sellers have delivered to Purchaser accurate and complete copies of all of the material Governmental Approvals, filings and notifications required for the operation of the Business, including all renewals thereof and all amendments thereto. All material Governmental Approvals are freely assignable to Purchaser.

19

6.14 Proceedings and Orders.

(a) There is no Proceeding pending or, to the Knowledge of Sellers, threatened against or affecting the Purchased Assets, the Assumed Liabilities or the Business, or Sellers’ rights relating thereto, except as disclosed in Section 6.14 of the Seller Disclosure Schedule and except for any which is an Excluded Asset. To the Knowledge of Sellers, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. If requested by Purchaser, Sellers will make available to Purchaser true, accurate and complete copies of all pleadings, correspondence and other documents in Sellers’ possession relating to any such Proceeding.

(b) Neither Sellers, nor any of Sellers’ properties, assets (including the Purchased Assets), operations or businesses (including the Business), nor any of Sellers’ rights relating to any of the foregoing, are subject to any Order or any proposed Order.

6.15 Environmental Matters.

(a) Sellers are in material compliance with all Environmental Laws applicable to the Business, which compliance includes, but is not limited to, the possession by Sellers of all Governmental Approvals required under all such Environmental Laws, and compliance with the terms and conditions thereof. Sellers have not received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that any Seller is not in such full compliance, and, to the Knowledge of Sellers, there are no circumstances that may prevent or interfere with such full compliance in the future. All Governmental Approvals currently held by Sellers pursuant to all Environmental Laws and related to the Business are identified on Section 6.15(a) of the Seller Disclosure Schedule.

(b) There is no Environmental Claim related to the Business pending or, to the Knowledge of Sellers, threatened against any Seller or against any person or entity whose liability for any Environmental Claim a Seller has retained or assumed either contractually or by operation of Legal Requirement.

(c) To the Knowledge of Sellers, there are no past or present actions, activities, circumstances, conditions, events or incidents related to the Business that may result in liability of any Seller, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against any Seller or against any person or entity whose liability for any Environmental Claim any Seller has retained or assumed either by Contract or by operation of applicable Legal Requirement, or that could otherwise result in any costs or Liabilities to such Seller under an Environmental Law.

(d) To the Knowledge of Sellers, no Materials of Environmental Concern are present on or under any Leased Real Property in excess of applicable Environmental Law limits.

20

(e) Without in any way limiting the generality of the foregoing, to the Knowledge of Sellers, (i) all on-site and off-site locations where the Business has stored, disposed or arranged for the disposal of Materials of Environmental Concern are identified on Section 6.15(e)(i) of the Seller Disclosure Schedule, (ii) all underground storage tanks, and the capacity and contents of such tanks, located on any Leased Real Property are identified on Section 6.15(e)(ii) of the Seller Disclosure Schedule, (iii) except as set forth on Section 6.15(e)(iii) of the Seller Disclosure Schedule, there is no asbestos contained in or forming part of any Leased Real Property, and (iv) except as set forth on Section 6.15(e)(iv) of the Seller Disclosure Schedule, no polychlorinated biphenyls or polychlorinated biphenyl-containing items are used or stored at any Leased Real Property.

(f) Sellers have provided to Purchaser all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to Sellers regarding environmental matters pertaining to the environmental condition of the Business or the compliance (or noncompliance) of the Business with any Environmental Laws.

(g) Sellers are not required by virtue of the Transaction, or as a condition to the effectiveness of the Transaction, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Authority pursuant to any Environmental Law, or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

6.16 Taxes.

(a) Sellers have timely filed all Tax Returns with respect to the Business that they were required to file, and such Tax Returns are true, correct and complete in all respects. All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Sellers related to the Business with respect to any period ending prior to the date of this Agreement, whether or not shown due or reportable on such Tax Returns, other than Taxes for which adequate accruals have been provided in Sellers’ financial statements. Sellers have no Liability for unpaid Taxes accruing after the Interim Balance Sheet Date, except for Taxes incurred in the ordinary course of business. There are no liens for Taxes on the properties of Sellers, other than liens for Taxes not yet due and payable.

(b) Section 6.16(b) of the Seller Disclosure Schedule lists all Tax Returns with respect to the Business that have been audited and indicates those Tax Returns that currently are subject of audit. To the Knowledge of Sellers, no other audit of any Tax Return of the Business is currently pending or threatened. No claim has ever been made by any Tax Authority in a jurisdiction where Sellers do not file Tax Returns that it is or may be subject to taxation by that jurisdiction due to the nature of the Business. Sellers made available to Purchaser correct and complete copies of all Tax Returns filed, examination reports, and statements of deficiencies assessed or agreed to by Sellers in the last five years, in each case with respect to the Business. Sellers have not waived any statute of limitations in respect of any Tax related to the Business or agreed to an extension of time with respect to any Tax assessment or deficiency.

21

(c) Each Seller has properly withheld and timely paid to the proper Tax Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party related to the Business, and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto in connection with any amounts paid to any such Person.

(d) No Seller Contract is a Tax indemnity agreement, Tax sharing agreement or similar Contract. No Seller Contract creates a joint venture, partnership, or other arrangement which could be treated as a partnership or “disregarded entity” for United States federal income tax purposes.

(e) Each Seller has treated itself as owner of each of the Purchased Assets for Tax purposes. None of the Purchased Assets is the subject of a “safe-harbor lease” within the provisions of former Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the Purchased Assets directly or indirectly secures any debt, the interest on which is tax exempt under Section 103(a) of the Code. None of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(f) Each Seller (other than TigerDirect CA, Inc.) is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

(g) Other than any of the Purchased Assets being sold by TigerDirect CA Inc, (“Canadian Seller”), none of the Purchased Assets are “taxable Canadian property” of the Sellers within the meaning of the Income Tax Act (Canada) (the “ITA”). Canadian Seller is not a non-resident of Canada within the meaning of the ITA. Canadian Seller is a registrant for the purposes of the tax imposed under Part IX of the Excise Tax Act (Canada) (the “ETA”) and its registration number is 103676441RN0001. No Seller, other than the Canadian Seller, is (or is required to be) registered for the purposes of the tax imposed under Part IX of the ETA.

6.17 Brokers. Systemax has retained a broker or finder in connection with the Transaction. Systemax will pay all resulting broker fees.

6.18 No Delay. Sellers are not entering into the Transaction with the intent to hinder, delay or defraud any Person to which it is, or may become, indebted.

6.19 No Other Agreement. Other than for sales of assets in the ordinary course of business, neither Seller nor any of its Representatives has entered into any Contract with respect to the sale or other disposition of the Purchased Assets except as set forth in this Agreement.

6.20 Privacy. Sellers are conducting the Business in compliance with all applicable Legal Requirements governing privacy and the protection of personal information, including the Personal Information Protection and Electronic Documents Act (“PIPEDA”), other than acts of non-compliance which would not have a Material Adverse Effect. Sellers have a written privacy policy which governs the collection, use and disclosure of personal information and Sellers are in compliance in all material respects with such policy.

22

6.21 Canadian Competition Act and Investment Canada Act.

(a) The Sellers, together with their affiliates (as that term is defined in subsection 2(2) of the Canadian Competition Act) have assets in Canada that do not exceed C$100 million in aggregate value, and gross revenues from sales in, from or into Canada that do not exceed C$195 million in aggregate value; in each case determined in accordance with subsection 109(1) of the Canadian Competition Act and the regulations thereunder.

(b) The Business in Canada does not carry on any of the activities of a “cultural business” as that term is defined in subsection 14.1(6) of the Investment Canada Act.

6.22 Full Disclosure.

(a) To the Knowledge of Sellers, there is no fact (other than publicly known facts related exclusively to political, marketplace, accounting or economic matters of general applicability that will adversely affect Entities comparable to Seller) that may have a Material Adverse Effect other than as may be set forth on the Seller Disclosure Schedule.

(b) Each representation and warranty set forth in this ARTICLE 6 is not qualified in any way whatsoever except as explicitly provided therein or in the Seller Disclosure Schedule, will not merge on Closing or by reason of the execution and delivery of any Contract at the Closing, will remain in force on and immediately after the Closing Date for the period provided in Section 10.1, is given with the intention that Liability is not limited to breaches discovered before Closing, is separate and independent and is not limited by reference to any other representation or warranty or any other provision of this Agreement or the other Transaction Agreements, and is made and given with the intention of inducing Purchaser to enter into this Agreement or the other Transaction Agreements.

ARTICLE 7.
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PCM

Purchaser and PCM hereby represent and warrant, jointly and severally, as of the date hereof and as of the Closing Date to Sellers and Systemax as follows:

7.1 Organization and Good Standing. U.S. Purchaser is duly organized, validly existing and in good standing under the laws of Delaware. Canadian Purchaser is duly organized, validly existing and in good standing under the laws of Alberta. PCM is duly organized, validly existing and in good standing under the laws of Delaware. PCM has heretofore made available to Sellers true and complete copies of the certificates of incorporation and bylaws of PCM and Purchaser as in effect on the date hereof. U.S. Purchaser is a direct wholly owned subsidiary of PCM. Canadian Purchaser is a direct wholly owned subsidiary of PCM Sales Canada, Inc., and PCM Sales Canada, Inc. is a direct wholly owned subsidiary of PCM.

7.2 Authority; Binding Nature of Agreements. This Agreement has been duly and validly executed and delivered by Purchaser and PCM. The execution, delivery and performance by PCM and Purchaser of this Agreement and the consummation by PCM and Purchaser of the transactions contemplated hereby are within the corporate powers of PCM and Purchaser and have been duly authorized by all necessary corporate action on the part of PCM and Purchaser. Each of this Agreement and the other Transaction Agreements to which it is a party constitutes the legal, valid and binding obligation of Purchaser and PCM, as applicable, enforceable against Purchaser and PCM, as applicable, in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Legal Requirements and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

23

7.3 No Conflicts; Required Consents. The execution, delivery and performance by Purchaser and PCM of this Agreement or any other Transaction Agreement to which it is a party do not and will not (with or without notice or lapse of time):

(a) conflict with, violate or result in any breach of (i) any of the provisions of Purchaser’s or PCM’s certificates of incorporation, bylaws or other organizational documents, if any; (ii) any resolutions adopted by Purchaser’s or PCM’s stockholders, or their respective boards of directors, similar governing bodies, or committees thereof; or (iii) any of the terms or requirements of any Governmental Approval held by Purchaser or PCM that relates to Purchaser’s or PCM’s business;

(b) except as described in Section 7.3(c), give any Governmental Authority or other Person the right to (i) challenge the Transaction; or (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Purchaser or any of its assets is subject; or

(c) require Purchaser or PCM to obtain any Consent or make or deliver any filing or notice to a Governmental Authority, other than (i) compliance with any applicable requirements of the Exchange Act and any other state, provincial or federal securities laws, and (ii) compliance with any applicable requirements of the Nasdaq Stock Market.

7.4 ETA Registrant. The Canadian Purchaser is a registrant for purposes of the tax imposed under Part IX of the ETA and its registration number is 103802435RT0001.

7.5 Canadian Competition Act. The Purchaser, together with its affiliates (as that term is defined in subsection 2(2) of the Canadian Competition Act) have assets in Canada that do not exceed C$300 million in aggregate value, and gross revenues from sales in, from or into Canada that do not exceed C$205 million in aggregate value; in each case determined in accordance with subsection 109(1) of the Canadian Competition Act and the regulations thereunder.

7.6 Funding. As of the date of this Agreement and at the Closing, Purchaser and PCM has and will have availability to borrow the Purchase Price pursuant to PCM’s existing credit facilities and to utilize such borrowings to fulfill Purchaser’s obligations to pay the Purchase Price hereunder.

24

ARTICLE 8.
ADDITIONAL COVENANTS

8.1 Seller Intellectual Property.

(a) Except as contemplated by this Agreement and the Transaction Agreements, Sellers agree that, from and after the Closing Date, they shall not, and they shall cause their respective Representatives not to, use any of the Seller Intellectual Property. If Sellers or any assignee of Sellers owns or has any right or interest in any Seller Intellectual Property that cannot be, or for any reason is not, assigned to Purchaser at the Closing, Sellers shall grant or cause to be granted to Purchaser, at the Closing, a worldwide, royalty-free, fully paid up, perpetual, irrevocable, transferable, sublicensable, and exclusive license to Exercise All Rights in and to such Seller Intellectual Property.

(b) If Purchaser is unable to enforce its Intellectual Property Rights against a third party as a result of any Legal Requirement that prohibits enforcement of such rights by a transferee of such rights, Sellers agree to assign to Purchaser such rights as may be required by Purchaser to enforce its Intellectual Property Rights in its own name. If such assignment still does not permit Purchaser to enforce its Intellectual Property Rights against the third party, Sellers agree to initiate proceedings against such third party in the applicable Seller’s name; provided, however, that Purchaser shall be entitled to participate in such proceedings; and provided further that Purchaser shall be responsible for the costs and expenses of such proceedings.

8.2 Cooperation. After the Closing, upon the request of Purchaser, Sellers shall (i) execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Purchaser to effect, record or verify the transfer to, and vesting in Purchaser, of Sellers’ right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances, in accordance with the terms of this Agreement; and (ii) cooperate with Purchaser, at Purchaser’s expense, to enforce the terms of any Purchased Contracts, including terms relating to confidentiality and Intellectual Property Rights, and to contest or defend against any Proceeding relating to the Transaction. After the Closing, Sellers shall (a) reasonably cooperate with Purchaser in its efforts to continue and maintain for the benefit of Purchaser those business relationships of Sellers existing prior to the Closing and relating to the Business; (b) refer to Purchaser all inquiries relating to such Business; and (c) promptly deliver to Purchaser (i) any mail, packages and other communications addressed to Seller relating to the Business and (ii) any property that a Seller receives and that properly belongs to Purchaser.

8.3 Return of Purchased Assets and Excluded Assets. If, for any reason after the Closing, any of the Purchased Assets or Assumed Liabilities are ultimately determined to be Excluded Assets or Excluded Liabilities, respectively, or Seller acquires possession of Purchased Assets, or Purchaser acquires possession of Excluded Assets (including without limitation cash and/or cash equivalents), respectively, then without demand needing to be made therefore (i) Purchaser shall transfer and convey (without further consideration) to the applicable Seller, and such Seller shall accept, such Purchased Assets and acquired Excluded Assets; (ii) such Seller shall assume, and agree to pay, perform, fulfill and discharge (without further consideration) such Assumed Liabilities and shall transfer and convey to Purchaser such acquired Purchased Assets (without further consideration), respectively; and (iii) Purchaser and such Seller shall execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such Purchased Assets and acquired Excluded Assets back to such Seller and the re-assumption of such Assumed Liabilities and the re-delivery to Purchaser of such acquired Purchased Assets by such Seller.

25

8.4 Records and Documents. For a period of seven years after the Closing, at Purchaser’s request, Systemax shall provide Purchaser and its Representatives with access to and the right to make copies of those records and documents related to the Business, possession of which is retained by Sellers or Systemax, as may be necessary or useful in connection with Purchaser’s conduct of the Business after the Closing. If during such period a Seller or Systemax elects to dispose of such records and documents, Sellers or Systemax shall give Purchaser 60 days’ prior written notice, during which period Purchaser shall have the right to take possession of such records and documents without further consideration.

8.5 Bulk Sales Laws. The parties hereby waive compliance to the extent applicable with the provisions of any bulk sales, bulk transfer or similar Legal Requirements of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets. Any Liability arising out of the failure of any Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Legal Requirements of any jurisdiction shall be treated as an Excluded Liability.

8.6 Transfer Taxes. All Transfer Taxes (including any penalties and interest, if applicable) incurred in connection with this Agreement and the other Transaction Agreements shall be borne and paid solely by the Purchaser when due. Purchaser shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes (other than such Tax Returns that are required to be filed by the Sellers), and Sellers shall cooperate with respect thereto as reasonably necessary. Where the Canadian Purchaser is required by applicable law to pay such Taxes pursuant to Part IX of the ETA directly to the Canadian Seller, the Canadian Seller shall provide a proper invoice or bill of sale to the Canadian Purchaser indicating the amount of such Taxes and the Canadian Seller’s relevant tax registration number(s) and the Canadian Seller shall remit such Taxes to the relevant taxation authority.

8.7 Standstill. Without PCM’s or Systemax’s consent, as applicable, PCM and Systemax shall not, and shall cause their respective “affiliates” (as defined in Rule 12b-2 under the Exchange Act) not to, for a period of five years from the date of this Agreement: (i) purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any securities of the PCM or Systemax, as applicable, or any direct or indirect rights or options to acquire any such securities or any securities convertible into such securities (collectively, “Securities”); (ii) seek or propose, alone or in concert with others, to control or influence in any manner the management, the board of directors or the policies of PCM or Systemax, as applicable, including, but not limited to, a proposal pursuant to Rule 14a-8; (iii) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the proxy rules under the Exchange Act and the regulations thereunder) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the other party or any of its subsidiaries; (iv) form, join, or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act); (v) make any proposal or any statement regarding any proposal, whether written or oral, to the board of directors of PCM or Systemax, as applicable, or any director or officer of PCM or Systemax, as applicable, or otherwise make any public announcement or proposal whatsoever with respect to any other transaction or proposed transaction between the parties, any of PCM’s or Systemax’s security holders, as applicable, or any of their respective affiliates, including, without limitation, any acquisition, tender or exchange offer, merger, sale of assets or securities, or other business combination, unless (a) the PCM’s or Systemax’s board of directors, as applicable, or their respective designated Representatives shall have requested in advance the submission of such proposal, (b) such proposal is directed to PCM’s or Systemax’s board of directors, as applicable, or their respective designated Representatives, and (c) any public announcement with respect to such proposal is approved in advance by PCM’s or Systemax’s board of directors, as applicable; or (vi) providing financing (including guarantees), in whole or in part, to any person with respect to the matters in clauses (i)-(v) above.

26

8.8 Tax Returns. Sellers shall prepare and file all Tax Returns relating to the Business and the Purchased Assets with respect to periods ending on or prior to the Closing Date. Other than as set forth in Section 8.5, Purchaser shall prepare and file all other Tax Returns relating to the Business and the Purchased Assets and shall provide Sellers with the right to review and comment (and Purchaser shall consider in good faith any timely reasonable comments) to such Tax Returns that include an Excluded Liability with respect to Taxes for periods that began before but end after the Closing Date. Purchaser will be responsible for the payment of Taxes related to Purchaser’s operation of the Business following the Closing.

8.9 Tax Elections.

(a) Canadian Purchaser and Canadian Seller will use their commercially reasonable efforts in good faith to minimize (or eliminate) any taxes payable under the ETA or in respect of the Closing by, among other things, making such elections and taking such steps as may be provided for under the ETA as may reasonably be requested by Canadian Purchaser in connection with the Closing (including for greater certainty making a joint election in a timely manner under section 167 of the ETA). Canadian Purchaser hereby agrees to deliver to Canadian Seller, befroe the 20th calendar day of the month following the month in which the transactions herein are completed, either (i) copies of the required documentation to evidence the filing of the joint election under section 167 of the ETA, or (ii) the total amount of Tax owing by Canadian Purchaser and collectible by Canadian Seller pursuant to Part IX of the ETA in respect of the transactions contemplated herein. Notwithstanding such elections or anything else in this Agreement, if the section 167 election is made, in the event it is determined by the Canada Revenue Agency that there is a liability of Canadian Purchaser to pay, or of Canadian Seller to collect and remit, goods and services tax and/or harmonized sales tax on all or part of the Purchased Assets in Canada, such Taxes, including any applicable interest and penalties, shall be forthwith paid by the Canadian Purchaser to the Canada Revenue Agency, or to the Canadian Seller for remittance to the appropriate Governmental Authority, as the case may be.

(b) The Parties intend that subsections 56.4(5) and 56.4(7) of the ITA and the equivalent provisions of any provincial legislation apply to this Agreement and the Non-Competition Agreement. Systemax, Canadian Seller and Canadian Purchaser further agree to execute and file in prescribed form and on a timely basis any election required to ensure that subsections 56.4(5) and 56.4(7) of the ITA and the equivalent provisions of any provincial legislation apply in respect of this Agreement and the Non-Competition Agreement.

27

8.10 Winding Up; Brand Equity. At all times from and after the date of this Agreement and subject to the terms and conditions of the Noncompetition Agreement which shall apply following the Closing, in connection with Sellers’ liquidation of inventory and settlement of accounts, each Seller and Purchaser shall cooperate in good faith to conduct such activities in a manner reasonably designed to protect the brand equity of the Purchased Assets and achieve the objectives of Sellers’ liquidation of such inventory and settlement of such accounts, including activities outside of the ordinary course of business on an expedited basis, such as conducting sales that provide that all sales are final and no returns (other than with respect to drop ship). The parties further expressly agree that the Sellers shall not be obligated under this provision to seek prior approval from Purchaser of any such activities, including the activities set forth on Schedule 4.1 and Schedule 4.2. Notwithstanding the foregoing, in no event shall any Seller be permitted to disclose, publish, advertise or otherwise communicate in any manner the following terms or phrases (or any similar terms or phrases) on the websites or in respect of the NATG web or B2B business: the Sellers’ business is not continuing to operate, is “closing”, is “going out of business” or is “liquidating”; provided, however, Systemax shall be permitted to make appropriate disclosure to its employees and the investment community.

8.11 Reserved.

8.12 Discontinuance of SKUs. Upon the Closing, the Sellers shall immediately discontinue all drop ship SKUs from being offered on any Seller website (other than in Canada).

8.13 License of Instance of MACS, Einstein and Use of Network. Upon the Closing, Purchaser hereby grants to Sellers and their respective Affiliates a nonexclusive, perpetual, irrevocable, worldwide, sublicenseable (solely to service providers who will operate, maintain, support or develop MACS, Einstein or the network on behalf of a Seller or an Affiliate), transferable (solely to successors and assigns of the business of Sellers or their respective Affiliates that uses MACS, Einstein or the network), fully-paid and royalty-free right and license to use, and to reproduce, modify, incorporate and create derivative works of, in whole or in part, an instance of MACS and Einstein as they exist on the Closing Date (solely for use by Sellers, their respective Affiliates and their service providers (and the aforementioned successors and assigns) who will operate, maintain, support or develop MACS, Einstein or the network on behalf of any Seller or any of their respective Affiliates) solely (i) for purposes of selling through Sellers’ inventory until February 15, 2016, (ii) for purposes of winding up Sellers’ accounts through December 31, 2016, (iii) for financial reporting, other record keeping purposes and customer service; and (iv) with respect to the permitted licensed activities with respect to the network described above through December 31, 2016.

28

8.14 Sellers Delivery of Systems. Promptly following the date hereof, Sellers shall engage AgilOne to segment the NATG United States customer files into B2B Customer files and Consumer Customer files, based upon AgilOne’s criteria set forth on Schedule 8.14. Such United States customers shall be collected from MACS, PCS, Responsys, .net websites, Einstein, old CRM, Facebook, Twitter, LinkedIn and such other databases or sources of Seller known to contain customer files (collectively, the “Source Databases”). Upon Closing, Sellers shall deliver to Purchaser the United States B2B Customer files in a reasonably accessible electronic file format transferred via FTP and shall make available to Purchaser the Consumer Customer files for on screen inspection by Purchaser or its representatives at Systemax designated office. Purchaser shall have 10 calendar days from such delivery to conduct such inspection to determine whether AgilOne did not include B2B Customers in the Consumer Customer files, and shall advise Sellers of any concerns as a result of its inspection within such 10 calendar day period. Promptly following such inspection, Seller shall make duplicate copies of the Source Databases to the extent possible (the “Database Copies”) and shall retain the Database Copies intact for a period of one year following the Closing. Following such duplication, Seller shall commence the process of purging the Consumer Customers from the production Source Databases. If Purchaser determines at any time that any B2B Customer data has not been provided to Purchaser, the Seller shall use commercially reasonable efforts to find and/or recover any such B2B customer data and promptly provide such B2B customer data to Purchaser. At the Website Cutover Date, Seller shall discontinue the Consumer Customer purging process and shall deliver to Purchaser the production Source Databases and an operational and functional instance of MACS, Einstein and the Website. If such instances are not disconnected from SAP and PCS, the Sellers will continue to satisfy their obligations under Service Schedule No. 1, Section 4(b) of the Transition Services Agreement. If prior to February 15, 2016, Purchaser exercises its Option to acquire the US Consumer Customer Data, Sellers shall immediately stop the Consumer Customer purging and provide all US consumer data to Purchaser along with the Database Copies. If following February 15, 2016, Purchaser exercises its Option to acquire the US Consumer Customer Data, Sellers shall provide all US consumer data to Purchaser along with the Database Copies.

8.15 Disconnection of Sellers’ Database. Promptly following the execution of this Agreement, the Sellers will use commercially reasonable efforts and cooperate with Purchaser in good faith in order to expeditiously disconnect MACS from SAP and PCS and revert back, as soon as practicable, to the state of MACS as it existed prior to Provider’s PCS implementation.

8.16 Privacy. From and after the Closing, Purchaser shall: (i) use and disclose any personal information transferred with the Purchased Assets solely for the purposes for which the personal information was collected, permitted to be used or disclosed in the Business before the Closing Date pursuant to Canadian Seller’s website privacy and employee policies; (ii) protect such personal information by security safeguards appropriate to the sensitivity of the personal information; (iii) give effect to any withdrawal of consent of an individual about whom such personal information relates; and (iv) if required under Legal Requirements, notify, at Purchaser’s sole expense, individuals about whom such personal information relates that their personal information has been transferred to the Purchaser and information about the Purchaser’s practices in relation to the collection, use and disclosure of personal information.

29

ARTICLE 9.
EMPLOYEES

9.1 Transferred Employees.

(a) Purchaser may, but shall have no obligation to, offer employment, to be effective as of the Closing Date and contingent upon the Closing, on terms to be determined by Purchaser, to any employees of Sellers engaged in the Business and identified on Schedule 9.1(a) (collectively the “Transferred Employees”). The parties acknowledge and agree that it is not the intention of the parties that any Contracts of employment of any employees of Sellers shall be assumed by Purchaser as a result of the Transaction. The Sellers will be responsible for and will discharge all obligations and liabilities accrued and outstanding in respect of the Transferred Employees up to 11:59 p.m. on the date immediately preceding the Closing Date. The Purchaser will discharge all of its obligations and liabilities accruing on and after the Closing Date in respect of all Transferred Employees who accept Purchaser’s offer of employment on or prior to the Closing Date. Each Seller shall use reasonable commercial efforts (but shall not be required to provide additional compensation) to (i) encourage the Transferred Employees to continue their employment with such Seller until Closing and thereupon to accept employment with Purchaser and (ii) assist Purchaser in employing Transferred Employees. Notwithstanding the foregoing, in the event any Transferred Employee notifies a Seller of his or her intention to terminate his or her employment or other engagement with a Seller, such Seller will promptly, but in no event later than three business days, provide notice to Purchaser of such intention. The content of all employment offer letters or agreements issued to Transferred Employees employed in the United States by Purchaser shall be in forms in the discretion of Purchaser; provided Purchaser shall provide Sellers with a reasonable opportunity to review and comment on all such employment offer letters and agreements. The content of all employment offer letters or agreements issued to Transferred Employees employed in Canada by Purchaser shall be on substantially the same terms and conditions of employment in the aggregate as are currently in place with respect to such Transferred Employees’ employment arrangements with Sellers.

(b) Each Seller (and each of its Affiliates) agrees that, following the Closing, the employee non-solicitation restrictions on Purchaser contained in the NDA shall be of no further force or effect other than with respect to the employees that are listed on Schedule 9.1(b). Purchaser (and each of its Affiliates) agrees not to hire any person listed on Schedule 9.1(b) unless any such person is involuntarily terminated by any Seller (or any of its Affiliates), in which case such hiring restrictions shall not apply for any period, or voluntarily terminates employment, in which case such hiring restrictions shall apply only for a period of three months following such termination; provided, however, with respect to those employees designated with an asterisk by their names on Schedule 9.1(b), such hiring restrictions shall only apply for a period of three months following any voluntary termination of such employee’s employment with any Seller (or any of its Affiliates) if such voluntary termination occurs within six months of the date of the Agreement and shall not apply for any period following a voluntary termination if such termination occurs after six months from the date of the Agreement. The above-described hiring restrictions shall, in all cases, terminate upon the earlier of (i) the completion of Sellers’ wind down of the NATG business or (ii) December 31, 2016.

(c) Each Seller shall not (and shall cause its Affiliates’ not to), for the duration of the Restricted Period (as defined in the Noncompetition Agreement), directly or indirectly, cause, solicit, induce, encourage, hire or continue to employee any Transferred Employee with any Seller or any Seller Affiliate to the extent Purchaser makes a bonafide offer of employment to such Transferred Employee.

30

9.2 Utilization of Transferred Employees Post Closing. From and after the Closing and through December 31, 2015, Sellers may provide spiff compensation directly to any Transferred Employee for the purpose of incentivizing any such employee to assist any Seller in the sell-through of such Seller’s inventory, and Purchaser will not prohibit any such Transferred Employee’s receipt of such compensation or engagement in any such selling activities. Notwithstanding the foregoing, nothing herein shall restrict Purchaser from operating its businesses in respect of the Transferred Employees after the Closing in any manner Purchaser deems desirable in its sole discretion.

9.3 Employee Benefit Arrangements. In order to secure an orderly and effective transition of the employee benefit arrangements for the Transferred Employees and their respective beneficiaries and dependents, Sellers and Purchaser shall cooperate, both before and after the Closing Date, to exchange information related to the Transferred Employees, including employment records and benefits information.

9.4 Post-Closing Employer Rights. Subject to Legal Requirements, nothing in this ARTICLE 9 shall be construed to entitle any Transferred Employee to continue his or her employment with Purchaser for any period of time, nor to interfere with the rights of Purchaser or Sellers to discharge or discipline any Transferred Employee, to change the terms of any Transferred Employee’s employment, or to amend or terminate any employee benefit plans at any time.

9.5 Compliance with Legal Requirements and Other Obligations. Prior to the Closing, at their sole cost and expense, Sellers shall take all actions necessary to comply with all appropriate Legal Requirements in connection with Sellers’ employment of its employees, including any Legal Requirements under the Worker Readjustment and Notification Act (29 USC Sec. 2101) and all applicable state laws or provincial laws of similar effect (collectively, the “WARN Acts”). Each of the Sellers shall be solely responsible, before and after the Closing, for the payment of any amounts required to be paid under any Legal Requirement, including the WARN Acts, as a result of the termination or layoff of any employee by such Seller.

9.6 No Benefit to Seller Employees Intended. This ARTICLE 9 is not intended to, and does not, create any rights or obligations to or for the benefit of anyone other than Purchaser and Sellers.

ARTICLE 10.
INDEMNIFICATION

10.1 Survival of Representations and Warranties. All representations and warranties of Sellers, Purchaser and PCM in this Agreement or any other Transaction Agreement shall survive the Closing for a period of 12 months (the “Survival Date”); provided, however, that (a) all representations and warranties contained in Sections 6.1, (Organization, Good Standing, Qualification), 6.3 (Authority; Binding Nature of Agreements), 6.7 (Title; Condition of Assets), and 6.17 (Brokers) shall survive the Closing indefinitely; (b) all representations and warranties contained in Section 6.16 (Taxes) shall survive the Closing until 60 days after expiration of all applicable statutes of limitations (after giving effect to any waivers and extensions thereof) (the representations and warranties enumerated in subparts (a) and (b) of this sentence, collectively, the “Fundamental Representations”); and (c) any claim for indemnification based upon a breach of any such representation or warranty and asserted prior to the Survival Date by written notice in accordance with this ARTICLE 10 shall survive until final resolution of such claim. Purchaser and Sellers expressly waive the statute of limitations otherwise applicable to contract claims to the extent such statute of limitations is shorter than the survival periods established hereunder and would otherwise bar such claim (it being expressly acknowledged that Purchaser and Sellers are not waiving any statute of limitations with respect to any claims made by any other party). The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof) shall not be affected by any investigation, verification or examination by any party hereto or by any Representative of any such party or by any such party’s knowledge of any facts with respect to the accuracy or inaccuracy of any such representation or warranty.

31

10.2 Indemnification by Sellers. Systemax and each Seller shall, jointly and severally, indemnify, defend and hold harmless Purchaser and its Representatives (collectively, the “Purchaser Indemnified Persons”) from and against any and all Damages (collectively, “Purchaser Damages”) (with respect to subparts (a) through (e) below, whether or not involving a third party claim, and with respect to subparts (f) and (g), solely with respect to third party claims), arising out of, relating to or resulting from (a) any breach or inaccuracy of a representation or warranty of a Seller contained in this Agreement or in any other Transaction Agreement; (b) any breach of a covenant of a Seller contained in this Agreement or in any other Transaction Agreement; (c) Excluded Assets, Excluded Business or Excluded Liabilities (and Sellers’ failure to satisfy any Excluded Liability); (d) any noncompliance with applicable bulk sales or fraudulent transfer Legal Requirements in connection with the Transaction (it being understood that the Sellers shall not be responsible for Damages incurred by the Purchaser by reason of the Purchaser’s failure to satisfy, discharge, perform or fulfill the Assumed Liabilities); (e) any Purchaser Damages arising out of Purchaser’s failure to deduct or withhold any Taxes from any amount paid by Purchaser to Sellers that Purchaser was required to deduct and withhold under any applicable Legal Requirement; (f) any claim related to wages, Taxes, employment matters, benefits or similar claims that arise out of or connection with Sellers’ offering or payment of compensation or any other acts or omissions of Sellers related to matters described in Section 9.2; and (g) any claim for any violation by Sellers of that certain Assurance for Voluntary Compliance, dated September 2015, by and among Systemax, TigerDirect, Inc. and the State of Florida; provided that for purposes of determining whether any breach or inaccuracy in any representations, warranties or covenants has occurred and for the purposes of calculating Purchaser Damages resulting therefrom (but not for purposes of determining satisfaction of closing conditions pursuant to ARTICLE 3 hereof), the representations and warranties in this Agreement and in any other Transaction Agreement shall be deemed to have been made without any qualifications as to materiality and, accordingly, all references herein and therein to “material,” “in all material respects,” “Material Adverse Effect” and similar qualifications as to materiality shall be deemed to be deleted therefrom.

10.3 Indemnification by Purchaser and PCM. Purchaser and PCM, jointly and severally, shall indemnify, defend and hold harmless Sellers, Systemax and their respective Representatives from and against any and all Damages, whether or not involving a third party claim, arising out of, relating to or resulting from (a) any breach or inaccuracy of a representation or warranty of Purchaser or PCM contained in this Agreement or in any other Transaction Agreement; (b) any breach of a covenant of Purchaser or PCM contained in this Agreement or in any other Transaction Agreement (other than a breach of Section 8.16; and (c) an Assumed Liability and/or Purchaser’s failure to satisfy such Assumed Liability.

32

10.4 Limitations.

(a) Notwithstanding anything herein to the contrary, no party obligated to provide indemnification pursuant to this ARTICLE 10 (an “Indemnitor”) shall be liable for Damages of a party entitled to indemnification (an “Indemnitee”) pursuant to Section 10.2(a) (i) unless and until the aggregate amount of all such Damages incurred by the Indemnitee exceeds $200,000 (the “Basket”), in which event the Indemnitor shall be liable for all such Damages above the amount of the Basket, or (ii) to the extent that such Damages exceed $2,000,000 in the aggregate (the “Cap”); provided, however, that notwithstanding the foregoing provisions, (A) Purchaser Indemnified Persons shall be entitled to collect Damages hereunder for breaches or inaccuracies of the Fundamental Representations in an amount not to exceed the Purchase Price and without regard to the Basket, and (B) any Damages resulting from fraud shall be specifically exempt from the Basket and the Cap.

(b) For purposes of computing the amount of Damages incurred by an Indemnitee there shall be deducted an amount equal to the amount of any insurance proceeds actually received by such Indemnitee in connection with such Damages (net of Taxes, deductibles and out-of-pocket costs incurred in connection with such insurance recovery).

(c) For purposes of computing the amount of Purchaser Damages for indemnification claims made pursuant to Section 10.2(g), Purchaser Damages shall not include any Damages that arise out of or in connection with Purchaser’s operation of the Business or use of the Purchased Assets following the Closing (excluding the transactions contemplated by this Agreement in respect of Sellers’ winding up and liquidation of inventory to the extent these are claimed to be Purchaser’s operations or use of the Purchased Assets).

10.5 Third Party Claims.

(a) In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Proceeding by a third party in respect of which indemnity may be sought under the provisions of this ARTICLE 10 (a “Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing of such Third Party Claim (“Notice of Claim”). Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any Liability it may have to the Indemnitee, except and only to the extent that such failure or delay actually and materially prejudices defense to be provided by the Indemnitor with respect to such Third Party Claim. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Damages (which estimate shall not be conclusive of the final amount of such Damages) and a description of the basis for such Third Party Claim.

(b) Subject to the provisions of this Section 10.5, the Indemnitor will have ten days (or less if the nature of the Third Party Claim requires) from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom at Indemnitor’s sole cost and expense with counsel reasonably acceptable to the Indemnitee (a “Third Party Defense”). If the Indemnitor assumes the Third Party Defense in accordance with the preceding sentence, the Indemnitor shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of its indemnity obligation hereunder and shall hold the Indemnitee harmless from and against the full amount of any Damages resulting therefrom (subject to the terms and conditions of this Agreement). Any Indemnitee shall have the right to employ separate counsel in any such Third Party Defense and to participate therein, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (A) the Indemnitor shall have failed, within the time after having been notified by the Indemnitee of the existence of the Third Party Claim as provided in the first sentence of this paragraph (b), to assume the defense of such Third Party Claim, or (B) the employment of such counsel has been specifically authorized in writing by the Indemnitor, which authorization shall not be unreasonably withheld.

33

(c) The Indemnitor will not be entitled to assume the Third Party Defense if (i) the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief; (ii) the Third Party Claim relates to or arises in connection with any criminal Proceeding; (iii) under applicable standards of professional conduct, a conflict on any significant issue exists between the Indemnitee and the Indemnitor in respect of the Third Party Claim; (iv) the Indemnitor failed or is failing to vigorously prosecute or defend such Third Party Claim; or (v) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to prosecute the Third Party Defense and provide indemnification in accordance with the provisions of this Agreement.

(d) If the Indemnitor assumes a Third Party Defense, it will take all steps necessary in the defense, prosecution, or settlement of such claim or litigation and will hold all Indemnitees harmless from and against all Damages caused by or arising out of such Third Party Claim (subject to the last sentence of Section 10.5(b). The Indemnitor will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Indemnitee; provided that the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the release of the Indemnitees by the third party from all Liability in respect of such Third Party Claim; (ii) there is no finding or admission of (A) any violation of a Legal Requirement by the Indemnitees (or any Affiliate thereof), (B) any violation of the rights of any Person and (C) no effect on any other Proceeding or claims of a similar nature that may be made against the Indemnitees (or any Affiliate thereof); and (iii) the sole form of relief is monetary damages which are paid in full by the Indemnitor. The Indemnitor shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnitee will provide reasonable cooperation in the defense of the Third Party Claim at the Indemnitor’s sole cost and expense. So long as the Indemnitor is reasonably conducting the Third Party Defense in good faith, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such Third Party Claim; provided that, in such event, subject to the following sentence, it shall waive any right to indemnity therefor by the Indemnitor for such claim unless the Indemnitor shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed). If the Indemnitor is not reasonably conducting the Third Party Defense in good faith, the Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor and the Indemnitor shall reimburse the Indemnitee promptly for all Damages incurred in connection with such judgment or settlement.

34

(e) In the event that (i) an Indemnitee gives Notice of Claim to the Indemnitor and the Indemnitor fails or elects not to assume a Third Party Defense which the Indemnitor had the right to assume under this Section 10.5 or (ii) the Indemnitor is not entitled to assume the Third Party Defense pursuant to this Section 10.5, the Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense, at the sole cost and expense of the Indemnitor. In each case, the Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the Third Party Defense. The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnitee without the consent of the Indemnitor shall not be determinative of the validity of the claim, except with the consent of the Indemnitor (not to be unreasonably withheld or delayed). In connection with any Third Party Claim, the Indemnitor hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third Party Claim is brought against any Indemnitee for purposes of any claim that the Indemnitee may have under this ARTICLE 10 with respect to such Proceeding or the matters alleged therein and agrees that process may be served on the Indemnitor with respect to such a claim anywhere in the world. If the Indemnitor does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.

(f) Each party to this Agreement shall use its commercially reasonable efforts to cooperate and to cause its Representatives to cooperate with and assist the Indemnitee or the Indemnitor, as the case may be, in connection with any Third Party Defense, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided that each party shall use its best efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the confidentiality of all confidential information (subject to any obligations under any Legal Requirements) and the attorney-client and work-product privileges.

10.6 Direct Claims. In the event of a claim or potential claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall deliver a Notice of Claim to the Indemnitor. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Damages (which estimate shall not be conclusive of the final amount of such Damages) and a description of the basis for such claim. The Indemnitor will have thirty days from receipt of such Notice of Claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within thirty days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed Damages subject to indemnification hereunder.

35

10.7 Exclusive Remedies. Except (i) as otherwise provided in this Agreement or another Transaction Agreement, (ii) for claims arising under the Noncompetition Agreement, or (iii) for claims based upon fraud, following the Closing this ARTICLE 10 sets forth the exclusive remedies of the parties for breach of any representation, warranty, certification, covenant or other agreement in this Agreement or the other Transaction Agreements, it being understood that a party may institute a Proceeding to enforce the provisions of this Agreement in a manner consistent with this ARTICLE 10. Notwithstanding the foregoing, this Section 10.7 will not affect any specific enforcement remedy available to any party.

10.8 Adjustment to Purchase Price. Any payment made by Sellers pursuant to this ARTICLE 10 will constitute a dollar-for-dollar decrease of the Purchase Price and any payment made by Purchaser pursuant to this ARTICLE 10 will constitute a dollar-for-dollar increase of the Purchase Price. For greater certainty, any reduction of, or increase in, the Purchase Price shall be allocated amongst the Purchased Assets (and amongst Sellers and Purchaser) to the extent that such adjustments reasonably relate to such property.

ARTICLE 11.
MISCELLANEOUS PROVISIONS

11.1 Press Releases and Announcements. Any public announcement, including any announcement to employees, customers, suppliers or others having dealings with Purchaser, PCM, Systemax or Sellers, or similar publicity with respect to this Agreement or the Transaction, will be issued at such time and in such manner as Purchaser and Systemax mutually determine. Purchaser will have the right to be present for any in-person announcement by Sellers. Unless consented to by Purchaser or required by applicable Legal Requirement, Systemax and each Seller will keep the Transaction and the Transaction Agreements confidential. Unless consented to by Systemax or required by applicable Legal Requirement, Purchaser will keep the Transaction and the Transaction Agreements confidential.

11.2 Expenses. Systemax and Sellers, on the one hand, and Purchaser and PCM, on the other hand, will each pay all expenses incurred by each of them in connection with the Transaction, including legal, accounting, investment banking and consulting fees and expenses, if any, incurred in negotiating, executing and delivering this Agreement and the Transaction Agreements.

11.3 Amendment and Waiver. This Agreement may not be amended, a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement may not be waived, and a consent may not be rendered, except in a writing executed by the party against which such action is sought to be enforced. Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

36

11.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) upon delivery if delivered personally (with confirmation), (ii) one Business Day after being sent by an express courier specifying overnight delivery, (iii) three Business Days after being sent by registered or certified mail (return receipt requested) or (iv) one Business Day after being sent by email (with a copy of such email notice to be delivered as well under either subpart (i), (ii) or (iii) of this Section) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Purchaser or PCM, to:

Intelligent IT, Inc. / Acrodex Inc. / PCM Inc.

1940 E. Mariposa Ave,

El Segundo, CA 90245

Attention: Chief Legal Officer

Email: rob.newton@pcm.com

with a copy, which shall not constitute notice, to:

Morgan, Lewis & Bockius LLP

600 Anton Blvd., Suite 1800

Costa Mesa, CA 92626

Attention: Bryan S. Gadol

Email: bgadol@morganlewis.com

(b) if to Sellers or Systemax, to:

Systemax Inc.

11 Harbor Park Drive

Port Washington, NY 11050

Attention: Larry Reinhold, Chief Financial Officer

Email: lreinhold@systemax.com

with a copy, which shall not constitute notice, to:

Kramer Levin Naftalis & Frankel

1177 Avenue of the Americas

New York New York 10036

Attention: Richard Gilden, Esq.

Email: rgilden@kramerlevin.com

11.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement, except that following the Closing Purchaser and PCM may assign any of their respective rights, interests or obligations under this Agreement to an Affiliate or successor. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

37

11.6 Third-Party Beneficiaries. Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement; provided, however, PCM and its subsidiaries shall be intended third party beneficiaries of all rights of Purchaser and PCM under this Agreement and Systemax shall be intended third party beneficiary of all rights of Sellers under this Agreement .

11.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Legal Requirement, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirement, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.8 Complete Agreement. This Agreement, the Non-Disclosure Agreement between Systemax and PCM dated July 30, 2015 (the “NDA”) and the Transaction Agreements, contain the complete agreement among the parties and supersede any prior understandings, agreements or representations by or among the parties, whether written or oral. Each party acknowledges that no other party has made any representations, warranties, agreements, undertakings or promises except for those expressly set forth in this Agreement or in the Transaction Agreements that survive the execution and delivery of this Agreement.

11.9 Schedules. The parties hereto agree that any reference in a particular Section of the Seller Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The inclusion of any information on the Seller Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect or is outside the ordinary course of business.

11.10 Signatures; Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile, ..pdf or electronic signature will be considered an original signature.

11.11 Governing Law. The domestic law, without regard to conflicts of laws principles, of Delaware will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

38

11.12 Jurisdiction. Except in connection with any Third Party Claim brought against an Indemnitor, each of the parties submits to the exclusive jurisdiction of a court sitting in Wilmington, Delaware for the purposes of any Proceeding arising out of or relating to this Agreement or any Transaction Agreement and agrees that all claims in respect of the Proceeding may only be heard and determined in any such court. Each party further agrees that service of any process, summons, notice or document by mail to such party’s respective address set forth above shall be effective service of process for any Proceeding in one of the aforementioned courts with respect to any matters to which it has submitted to jurisdiction in this Section 11.12. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION, THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

11.13 Specific Performance. Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, each of the parties to this Agreement hereby agrees that the other parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first party under this Agreement, and each party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 11.13 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.

11.14 Construction. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance. If any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement. Any reference to any law or Legal Requirement will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement. References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified. The word “including” means “including without limitation.” A statement that an action has not occurred in the past means that it is also not presently occurring. When any party may take any permissive action, including the granting of a consent, the waiver of any provision of this Agreement or otherwise, whether to take such action is in its sole and absolute discretion, except where this Agreement or the other respective Transaction Agreement expressly provided otherwise (e.g., not to be unreasonably withheld or delayed). The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement. A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered.

11.15 Currency. All references in this Agreement to $ or dollars are expressed in United States Dollars unless otherwise specifically indicated.

[Signatures Follow On a Separate Page]

39

IN WITNESS WHEREOF, each of the parties has duly executed this Asset Purchase Agreement as of the date first written above.

U.S. PURCHASER:

INTELLIGENT IT, INC.

By:	/s/ Brandon LaVerne
Name:	Brandon LaVerne
Title:	President

CANADIAN PURCHASER:

ACRODEX INC.

By:	/s/ Yasmin Jivraj
Name:	Yasmin Jiraj
Title:	President

PCM:

PCM, INC.

By:	/s/ Frank Khulusi
Name:	Frank Khulusi
Title:	Chief Executive Officer

SYSTEMAX:

SYSTEMAX INC.

By:	/s/ Larry Reinhold
Name:	Larry Reinhold
Title:	Chief Financial Officer

[Signatures continue on following page]

SELLERS:

TIGERDIRECT, INC.

By:	/s/ Larry Reinhold
Name:	Larry Reinhold
Title:	Director

TIGERDIRECT CA, INC.

By:	/s/ Larry Reinhold
Name:	Larry Reinhold
Title:	Director

GLOBAL GOV/ED SOLUTIONS, INC.

By:	/s/ Larry Reinhold
Name:	Larry Reinhold
Title:	Director

INFOTEL DISTRIBUTORS INC.

By:	/s/ Larry Reinhold
Name:	Larry Reinhold
Title:	Director

TEK SERV INC.

By:	/s/ Larry Reinhold
Name:	Larry Reinhold
Title:	Director

GLOBAL COMPUTER SUPPLIES, INC.

By:	/s/ Larry Reinhold
Name:	Larry Reinhold
Title:	Director

[Signatures continue on following page]

Asset Purchase Agreement – Signature Page 2

SYX DISTRIBUTION INC.

By:	/s/ Larry Reinhold
Name:	Larry Reinhold
Title:	Director

SYX SERVICES INC.

By:	/s/ Larry Reinhold
Name:	Larry Reinhold
Title:	Director

SYSTEMAX NORTH AMERICA TECH HOLDINGS, LLC

By:	/s/ Larry Reinhold
Name:	Larry Reinhold
Title:	Director

SOFTWARE LICENSING CENTER, INC.

By:	/s/ Larry Reinhold
Name:	Larry Reinhold
Title:	Director

POCAHONTAS CORP.

By:	/s/ Larry Reinhold
Name:	Larry Reinhold
Title:	Director

*      *      *

Asset Purchase Agreement – Signature Page 3

SCHEDULES TO ASSET PURCHASE AGREEMENT

Schedule	Title	Location
Schedule 1.1(a)	Leased Real Property	Reference is made to folder 2.8.1 of the VDR.
Schedule 1.1(c)	Personal Property Leases	Reference is made to folder 2.8.2 of the VDR.
Schedule 1.1(e)	Seller Contracts	Reference is made to folder 2.8.3 of the VDR.
Schedule 1.1(f)	Seller Intellectual Property	Reference is made to folder 2.8.4 of the VDR.
Schedule 1.2	Excluded Assets	Reference is &made to folder 2.8.5 of the VDR.
Schedule 4.1	Sellers’ Conduct of the Business Prior to Closing	Reference is made to folder 2.8.6 of the VDR.
Schedule 4.2	Restrictions on Sellers’ Conduct of the Business Prior to Closing	Reference is made to folder 2.8.7 of the VDR.
Schedule 6.1	Organization; Good Standing; Qualification	Reference is made to folder 2.8.8 of the VDR.
Schedule 6.4	No Conflicts; Consents	Reference is made to folder 2.8.9 of the VDR.
Schedule 6.5	Material Contracts	Reference is made to folder 2.8.10 of the VDR.
Schedule 6.6	Customers	Reference is made to folder 2.8.11 of the VDR.
Schedule 6.7	Title; Condition of Assets	Reference is made to folder 2.8.12 of the VDR.
Schedule 6.8	Real Property	Reference is made to folder 2.8.13 of the VDR.
Schedule 6.9	Intellectual Property	Reference is made to folder 2.8.14 of the VDR.
Schedule 6.10	Employees and Consultants	Reference is made to folder 2.8.15 of the VDR.
Schedule 6.12	Compliance with Laws	Reference is made to folder 2.8.16 of the VDR.
Schedule 6.13	Governmental Approvals	Reference is made to folder 2.8.17 of the VDR.
Schedule 6.14	Proceedings and Orders	Reference is made to folder 2.8.18 of the VDR.
Schedule 6.15	Environmental Matters	Reference is made to folder 2.8.19 of the VDR.
Schedule 6.16(b)	Taxes	Reference is made to folder 2.8.20 of the VDR.
Schedule 8.14	Sellers Delivery of Systems	Reference is made to folder 2.8.21 of the VDR.
Schedule 9.1(a)	Transferred Employees	Reference is made to folder 2.8.22 of the VDR.
Schedule 9.1(b)	Restrictive Covenants Regarding Employees	Reference is made to folder 2.8.22 of the VDR.

EXHIBIT A
CERTAIN DEFINITIONS

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, a Person “controls” another Person if that Person possesses, directly or indirectly, the power to direct the management and policies of that other Person, whether through ownership of voting securities, by Contract or otherwise, and “controlled by” and “under common control with” have similar meanings.

“Agreement” means the Asset Purchase Agreement to which this Exhibit A is attached (including the Seller Disclosure Schedule and all other schedules and exhibits attached hereto), as it may be amended from time to time.

“Business” shall mean the B2B business activities conducted by the North American Technology Group of Systemax (“NATG”), other than the Excluded Business.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking institutions are authorized or required by law in the state of California to be closed.

“Canadian Competition Act” means the Competition Act, R.S.C. 1985, c. C34, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

“Contract” means any agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied).

“Copyrights” means all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Customer Data” means all data regarding customers and customer prospects described in Section 1.1(g).

“Damages” means, with respect to any Person, any damage, liability, demand, claim, action, cause of action, cost, deficiency, penalty, fine or other loss or out-of-pocket expense (including actual attorneys’ and other professional fees and expert fees), whether or not arising out of a third party claim, against or affecting such Person.

“Defined Benefit Plan” means either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

“Effective Time” means 12:01 a.m., Pacific Time on the Closing Date.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, and all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, savings, stock option, stock purchase, phantom stock, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programmes, arrangements or practices relating to the current or former employees, officers or directors of Systemax or the Sellers maintained, sponsored or funded by Systemax or the Sellers, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered under which Systemax or the Sellers may have any liability contingent or otherwise, other than benefit plans established pursuant to statute.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).

“Environmental Claim” means any written claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging potential liability of any Seller (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Material of Environmental Concern at any location, whether or not owned or operated by Sellers or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all federal, state, provincial, local and foreign Legal Requirements relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, Legal Requirements relating to (i) emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern, (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Materials of Environmental Concern, and (iv) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Exhibit A - Page 2

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Business” shall mean all businesses of Systemax, Sellers and their respective Affiliates other than the Business, including without limitation, Sellers’ retail operations, Sellers’ ecommerce/online marketplace operations (including as carried on via third party sites), Sellers’ TV shopping network operations, any business carried on by Global Industrial Holdings LLC and/or its direct or indirect subsidiaries, any business carried on by Systemax Europe SARL and/or its direct or indirect subsidiaries, and/or any business carried on by any Excluded Entity.

“Excluded Entities” shall mean SYX Distribution Inc. (as related to its operation of the Excluded Business); Systemax Manufacturing Inc.; TigerDirect Retail Services Inc.; Systemax Puerto Rico Inc.; Streak Products Inc.; New SAH Corp.; Global Industrial Holdings LLC and/or its direct or indirect subsidiaries; Systemax Europe SARL and/or its direct or indirect subsidiaries; Misco Germany Inc.; Misco America Inc.; Rebate Holdings LLC and/or its direct or indirect subsidiaries; and/or Systemax Global Solutions Inc.

“Exercise All Rights” means to exercise or practice any and all rights now or hereafter provided by Legal Requirement anywhere in the world to inventors, authors, creators and/or owners of intellectual or intangible property; including the right to make, use, disclose, sell, offer to sell, distribute, import, rent, lease, lend, reproduce, prepare derivative works of and otherwise modify, perform and display (whether publicly or otherwise), broadcast, transmit, use and/or otherwise exploit such intellectual or intangible property and/or any product, component or service embodying, related to or subject to such intellectual or intangible property; and the right to assign, transfer, license and/or sublicense (with the right to sublicense further) any of the foregoing, and the right to have and/or authorize others do any of the foregoing.

“GAAP” means United States generally accepting accounting principles, in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

“Governmental Approval” means any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, provincial, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

Exhibit A - Page 3

“Intellectual Property Rights” means any or all rights in and to intellectual property and intangible industrial property rights, including, without limitation, (i) Patents, Trade Secrets, Copyrights, Trademarks and (ii) any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world.

“IRS” means the Internal Revenue Service.

“Investment Canada Act” means the Investment Canada Act, R.S.C. 1985, c. 28 (1st Supp.), as amended.

“Knowledge” of Sellers, or any similar phrase, means, with respect to any fact or matter, the actual knowledge after reasonable inquiry, of the following persons: Larry Reinhold, Tex Clark, Eric Lerner and/or Adam Shaffer.

“Legal Requirement” means any federal, provincial state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority prior to the date hereof.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Material Adverse Effect” means any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (a) to be materially adverse to the condition of the Business, Purchased Assets or Assumed Liabilities, taken as a whole, other than in the case of any of the foregoing, any such effect to the extent resulting from (A) changes in the financial or securities markets or general economic or political conditions in the United States or any other market in which Sellers operate not having a materially disproportionate effect on the Sellers and the Business, taken as a whole, relative to other participants in the industry in which the Sellers operate, (B) changes required by GAAP or changes required by the regulatory accounting requirements applicable to any industry in which the Sellers operate, (C) changes (including changes of Applicable Law) or conditions generally affecting the industry in which the Sellers operate and not specifically relating to or having a materially disproportionate effect on Sellers and the Business, taken as a whole, relative to other participants in the industry in which the Sellers operate, (D) any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any acts of war, sabotage or terrorism or natural disasters involving the United States of America occurring prior to, on or after the date of this Agreement, (E) the entry into or announcement of the transactions contemplated by this Agreement or the consummation of the transactions contemplated hereby (including any impact on customers or employees except as specifically set forth elsewhere in the Agreement), (F) any failure by any Seller or the Business to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (F) shall not prevent a party from asserting that any fact, change, event, occurrence, circumstance or effect that may have contributed to such failure independently constitutes a Material Adverse Effect), or (G) any action taken (or omitted to be taken) as required by this Agreement or at the written request of the Purchaser or (b) to prevent or materially delay consummation of the Transaction or otherwise to prevent the Sellers from performing their material obligations under this Agreement.

Exhibit A - Page 4

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances that may have an adverse effect on human health, reproduction or the environment.

“Member of the Controlled Group” means (i) any Person that, together with a Seller, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and (ii) any general partnership of which the Seller is or has been a general partner.

“Multiemployer Plan” means a plan described in Section 3(37) of ERISA.

“Order” means any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“Patents” means all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures.

“Permitted Encumbrances” means (i) Encumbrances disclosed on the Financial Statements or Closing Balance Sheet, as applicable, (ii) statutory, common or civil law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies arising or incurred in the ordinary course of business not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Financial Statements or Closing Balance Sheet, as applicable, (iii) statutory liens for Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Financial Statements or Closing Balance Sheet, as applicable, (iv) liens against specific assets arising under sales contracts and equipment leases with third parties entered into in the ordinary course of business, and (v) liens arising under the Systemax Credit Facility; provided that all liens on Purchased Assets or Assumed Liabilities arising under this subsection (v) shall be released prior to the Closing.

Exhibit A - Page 5

“Person” means any individual, Entity or Governmental Authority.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

“Purchased Contracts” means all Seller Contracts, Personal Property Leases and Contracts for Leased Real Property.

“Registered Intellectual Property Rights” means all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; and (iv) any other Intellectual Property Rights that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Authority at any time.

“Representatives” means officers, directors, employees, attorneys, accountants, advisors, agents, distributors, licensees, equity holders, lenders and Affiliates of a party.

“Systemax Credit Facility” means that certain Second Amended and Restated Credit Agreement, dated as of October 27, 2010, by and among Systemax and certain affiliates thereof and JPMorgan Chase Bank, N.A., as U.S. Administrative Agent, J.P. Morgan Europe Limited, as UK Administrative Agent, J.P. Morgan Securities, Inc. as Sole Bookrunner and Sole Lead Arranger, and the lenders from time to time party thereto, as amended.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, FICA, FUTA, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, escheat, unclaimed or abandoned property, electronic waste recycling fees or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority.

“Tax Authority” means a Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Tax Return” means any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement related to any Tax.

Exhibit A - Page 6

“Trade Secrets” means all trade secrets under applicable Legal Requirement and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provide an advantage over competitors who do not know or use it and documentation thereof (including related papers, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information) and all claims and rights related thereto.

“Trademarks” means any and all trademarks, service marks, logos, trade names, corporate names, and all goodwill associated therewith throughout the world.

“Transaction” means, collectively, the transactions contemplated by this Agreement.

“Transaction Agreements” means this Agreement and all other agreements, certificates, instruments, documents and writings delivered by Purchaser and/or a Seller in connection with the Transaction.

“Transfer Taxes” means all federal, provincial, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of Purchased Assets or assumption of Assumed Liabilities, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.

“VDR” means the virtual data room hosted by Merrill Corporation and named “Saturn martinwolf,” as it exists on the date of this Agreement.

Exhibit A - Page 7

EXHIBITS

EXHIBIT B - BILL OF SALE

EXHIBIT C - ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT D - NON-COMPETITION AGREEMENT EXHIBIT E-2 - REAL PROPERTY

EXHIBIT E-1 - REAL PROPERTY SUBLEASE – MIAMI, FLORIDA

SUBLEASE – JEFFERSON, GEORGIA

EXHIBIT E-3 - REAL PROPERTY SUBLEASE – DALLAS, TEXAS

EXHIBIT E-4 - REAL PROPERTY SUBLEASE – NAPERVILLE, ILLINOIS

EXHIBIT E-5 – REAL PROPERTY SUBLEASE – VERNON HILLS, ILLINOIS

EXHIBIT E-6 - REAL PROPERTY SUBLEASE – VANDALIA, OHIO

EXHIBIT E-7 - REAL PROPERTY SUBLEASE – RICHMOND HILL, ONTARIO

EXHIBIT F - TRANSITION SERVICES AGREEMENT